UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Builders FirstSource, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting

of Stockholders and

2020 Proxy Statement

The Annual Meeting of Stockholders

of Builders FirstSource, Inc. will be held:

Wednesday, June 17, 2020 at 9:00 a.m. local time

Builders FirstSource, Inc.

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

To our Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Builders FirstSource, Inc., which will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201 on Wednesday, June 17, 2020, at 9:00 a.m., local time. Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Stockholders, Proxy Statement, Notice Regarding the Availability of Proxy Materials, and form of proxy.

Even if you intend to join us in person, we encourage you to vote in advance so we will know we have a quorum of stockholders for the meeting. When you vote in advance, please indicate your intention to personally attend the annual meeting. Please see the Question and Answer section on page 4 of the Proxy Statement for instructions if you plan to personally attend the annual meeting.

Whether or not you are able to personally attend the annual meeting, it is important that your shares be represented and voted. Your prompt vote over the internet, by telephone via toll-free number, or, for stockholders who elect to receive their proxy materials by mail, by written proxy, will save the Corporation the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting if you choose not to attend in person. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please review the instructions on the Notice Regarding the Availability of Proxy Materials, the proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, concerning each of these voting options.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Builders FirstSource, Inc.

Paul S. Levy

Chairman of the Board

April 28, 2020

2001 Bryan Street, Suite 1600, Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The annual meeting of stockholders of Builders FirstSource, Inc. will take place at the corporate headquarters of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201(1) on Wednesday, June 17, 2020, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

(1)	The election of directors;

(2)	An advisory vote on the compensation of the named executive officers;

(3)	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2020; and

(4)	Any other business that may properly be brought before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 24, 2020 will be entitled to vote at the meeting.

Directions to be able to attend the meeting and vote in person may be obtained by contacting the Corporation’s legal department at (214) 880-3500.

By Order of the Board of Directors,

Donald F. McAleenan

Corporate Secretary

April 28, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 17, 2020: The Proxy Statement and the 2019 Annual Report on Form 10-K are available at www.proxydocs.com/BLDR and at www.bldr.com.

IMPORTANT:

Please see the Question and Answer section on page 4 of this Proxy Statement for instructions on what you need to do to attend the annual meeting in person. Please note that the doors to the annual meeting will open at 8:30 a.m. and will close promptly at 9:00 a.m. Whether or not you expect to personally attend, we urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the internet, by telephone via toll-free number, or, if you elect to receive your proxy materials by mail, by signing, dating, and returning the enclosed proxy card, will save us the expense and extra work of additional proxy solicitation. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on the Notice Regarding the Availability of Proxy Materials, proxy card, or voting instructions forwarded by your bank, broker, or other stockholder of record, as applicable.

1.

As part of the Corporation’s precautions regarding the coronavirus or COVID-19, the Corporation is planning for the possibility that the annual meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Corporation takes this step, or if the time, date, or place of the annual meeting will be changing, the Corporation will announce the decision to do so in advance, and details on how to participate will be available on the investor relations page of the Corporation’s website (https://investors.bldr.com).

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2001 Bryan Street, Suite 1600, Dallas, Texas 75201

PROXY STATEMENT

Annual Meeting of Stockholders

June 17, 2020

This Proxy Statement is being furnished by Builders FirstSource, Inc. (the “Corporation,” the “Company,” or “Builders FirstSource”) in connection with a solicitation of proxies by its Board of Directors (the “Board of Directors” or the “Board”) to be voted at the annual meeting of the Corporation’s stockholders to be held on June 17, 2020 (the “annual meeting” or “meeting”). Whether or not you personally attend, it is important that your shares be represented and voted at the annual meeting. Most stockholders have a choice of voting over the internet, by using a toll-free telephone number, or, for stockholders who elect to receive their proxy materials by mail, by completing a proxy card and mailing it in the postage-paid envelope provided. Check the Notice Regarding the Availability of Proxy Materials, your proxy card, or the information forwarded by your bank, broker, or other stockholder of record, as applicable, to determine which voting options are available to you. Please be aware that if you vote over the internet, you may incur costs, such as telecommunication and internet access charges, for which you will be responsible. The internet voting and telephone voting facilities for stockholders of record will be available until 8:00 a.m. eastern daylight time on June 17, 2020. The Notice Regarding the Availability of Proxy Materials will first be mailed on or about May 7, 2020.

SOLICITATION AND RATIFICATION OF PROXIES

If any matters not specifically set forth in this Proxy Statement properly come to a vote at the meeting, the members of the Proxy Committee, comprised of Donald F. McAleenan and Peter M. Jackson, will vote regarding those matters in accordance with their best judgments. If a proxy card is signed and returned, it will be voted as specified on the proxy card, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1 and “FOR” Proposals 2 and 3. At any time before it is exercised, you may revoke your proxy by timely delivery of written notice to the Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including by internet or telephone vote), or by voting via ballot at the annual meeting. Voting in advance of the annual meeting will not limit your right to vote at the annual meeting if you decide to attend in person. If you are a beneficial owner, but your shares are registered in the name of a bank, broker, or other stockholder of record, to be able to vote in person at the annual meeting you must obtain, from the stockholder of record, a proxy in your name and present it at the meeting. See “Questions and Answers about the Meeting and Voting” in this Proxy Statement for an explanation of the term “stockholder of record.”

The proxy accompanying this Proxy Statement is being solicited by the Board of Directors. The Corporation will bear the entire cost of this solicitation, including the preparation and delivery of this Proxy Statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail and the internet, proxies may be solicited by directors, executive officers, and other employees of Builders FirstSource or its subsidiaries, in person or by telephone. No additional compensation will be paid to directors, executive officers, or other employees for their services in this regard. Builders FirstSource will also request banks, brokers, and other stockholders of record to forward proxy materials, at the Corporation’s expense, to the beneficial owners of the Corporation’s shares.

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General Information about Proxies and Voting

GENERAL INFORMATION ABOUT PROXIES AND VOTING

Outstanding Stock

The stockholders of record of Builders FirstSource, Inc. Common Stock (“Common Stock”) at the close of business on April 24, 2020 will be entitled to vote in person or by proxy at the annual meeting. At that time, the Corporation had 116,610,833 outstanding shares of its Common Stock. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held. A quorum for the transaction of business shall be constituted by the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote. All shares for which proxies or voting instructions are returned are counted as present for purposes of determining the existence of a quorum at the annual meeting.

Internet Availability of Proxy Materials

As permitted by the Federal securities laws, Builders FirstSource is making this Proxy Statement and 2019 Annual Report on Form 10-K (the “2019 Annual Report”) available to its stockholders primarily via the internet instead of mailing printed copies of these materials to each stockholder. On or about May 7, 2020, we will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and accompanying 2019 Annual Report. These proxy materials will be made available to our stockholders on or about May 7, 2020. The Notice provides instructions regarding how to vote through the internet. The Proxy Statement and 2019 Annual Report are also available on our website at www.bldr.com.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means your shares are registered differently and are held in more than one account. To ensure all shares are voted, please either vote each account over the internet or by telephone or sign and return by mail all proxy cards.

Voting Procedures

Votes cast by proxy or in person at the meeting will be tabulated by representatives from Mediant Communications Inc. Mediant Communications Inc., or such other person that the Chief Executive Officer appoints in their place, will serve as the Inspector of Election at the annual meeting. In addition, the following voting procedures will be in effect for each proposal described in this Proxy Statement:

Proposal 1.

Because the number of director nominees standing for election at the 2020 annual meeting does not exceed the number of directors to be elected, directors will be elected by a majority of the votes cast. Each director nominee has submitted an irrevocable resignation that will be effective upon the occurrence of (i) the failure of such director nominee to receive a majority of the votes cast and (ii) the acceptance of that resignation by the Board. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast. Please see page 7.

Proposal 2.

The non-binding approval of the 2019 compensation for the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 47.

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General Information about Proxies and Voting

Proposal 3.

Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. If you vote by proxy, but abstain from voting on the proposal, your abstention has the same effect as a vote against the proposal. Please see page 54.

If any other matters properly come before the meeting that are not specifically set forth on the Notice and in this Proxy Statement, such matters shall be decided by the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting on the matter so proposed, unless otherwise provided in the Corporation’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws (the “By-laws”) or the Delaware General Corporation Law. None of the members of our Board have informed the Corporation in writing that they intend to oppose any action intended to be taken by the Corporation.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE OF THIS PROXY STATEMENT.

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Questions and Answers about the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is a proxy?

A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. We designated Donald F. McAleenan, our Senior Vice President and General Counsel, and Peter M. Jackson, our Senior Vice President and Chief Financial Officer, to act as proxy holders at the annual meeting as to all shares for which proxy cards are returned or voting instructions are provided by internet or telephone.

What is a proxy statement?

A proxy statement is a document that the Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to provide a proxy (by voting by phone or internet or, if applicable, by returning a proxy card) designating the proxy holders described above to vote on your behalf.

What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

If your shares are registered in your name at our transfer agent, Computershare Investor Services, you are a stockholder of record.

If your shares are registered at Computershare Investor Services in the name of a broker, bank, trustee, nominee, or other similar stockholder of record on your behalf, your shares are held in street name and you are the beneficial owner of the shares.

How do you obtain admission to the annual meeting?

Stockholders of Record. Stockholders of record must bring a government-issued photo identification card to gain admission to the annual meeting.

Street Name Holders. To obtain admission to the annual meeting, a street name holder must (i) bring a government-issued photo identification card and (ii) ask his or her broker or bank for a legal proxy and must bring that legal proxy with him or her to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy. Please note that if you own shares in street name, and you are issued a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

What different methods can you use to vote?

By Written Proxy. Stockholders who elect to receive their proxy materials by mail may vote by mailing the written proxy card.

By Telephone and Internet Proxy. All stockholders of record may also vote by telephone from the U.S., using the toll-free telephone number provided on the proxy card or in the website listed on the Notice, or by the internet, using the procedures and instructions described in the Notice or proxy card. Street name holders may vote by telephone or the internet if their bank, broker, or other stockholder of record makes those methods available. If that is the case, the bank, broker, or other stockholder of record will enclose the instructions with the Proxy Statement or other notice of the meeting. The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, allow stockholders to vote their shares, and confirm that their instructions have been properly recorded.

In Person. All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in the foregoing question).

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Questions and Answers about the Meeting and Voting

What is the record date and what does it mean?

The record date for the annual meeting is April 24, 2020. The record date is established by the Board of Directors as required by Delaware law. Stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting.

What are your voting choices for director nominees, and what vote is needed to elect directors?

For the vote on the election of the Class III director nominees to serve until the 2023 annual meeting, stockholders may:

•	vote in favor of all nominees,
•	vote to withhold votes from all nominees, or
•	vote to withhold votes as to specific nominees.

At the annual meeting in 2020, directors will be elected by a majority of the votes cast in person or by proxy at the annual meeting. Each director nominee in 2020 has submitted an irrevocable resignation that will be effective upon the occurrence of (i) the failure of such director nominee to receive a majority of the votes cast and (ii) the acceptance of that resignation by the Board. Abstentions from voting have no effect on the outcome of such vote because the election of directors is determined on the basis of votes cast and abstentions are not counted as votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

What are your voting choices on the advisory vote to approve the 2019 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation?

In the non-binding vote to approve the 2019 compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as discussed and disclosed in this Proxy Statement, stockholders may:

•	vote in favor of the proposal,
•	vote against the proposal, or
•	abstain from voting on the proposal.

This proposal requires the affirmative vote of a majority of the votes represented and entitled to vote at the annual meeting. Accordingly, abstentions have the effect of a vote “against” Proposal 2. This is an advisory vote, and, as such, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the results of the vote when setting the compensation of the Corporation’s executive officers in the future.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

What are your voting choices on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm, and what vote is needed to ratify their appointment?

On the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2020, stockholders may:

•	vote in favor of the ratification,
•	vote against the ratification, or
•	abstain from voting on the ratification.

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Questions and Answers about the Meeting and Voting

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting. This vote is not binding on the Board or the Audit Committee. Accordingly, abstentions will have the effect of a vote “against” Proposal 3.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

What if a stockholder does not specify a choice for a matter when returning a proxy card?

Stockholders should specify their choice for each proposal described on the proxy card, if they receive one. However, proxy cards that are signed and returned, but for which no specific instruction is given, will be voted “FOR” all the director candidates listed in Proposal 1 and “FOR” Proposals 2 and 3.

How are broker non-votes counted?

If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will be treated as not entitled to vote on that matter. Brokers do not have the discretionary authority to vote on Proposals 1 or 2. Broker non-votes will not have any effect on the voting results on those proposals.

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Proposal 1 — Election of Directors

PROPOSAL 1 — ELECTION OF DIRECTORS

There are currently ten members of the Board of Directors. Pursuant to the Corporation’s By-laws, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified Board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. Accordingly, Proposal 1 seeks the election of three directors to fill the continuing directorships whose terms expire in 2020.

The terms of the three Class III directors, Paul S. Levy, Cleveland A. Christophe, and Craig A. Steinke, will expire at the annual meeting in 2020. The Board of Directors has nominated Messrs. Levy, Christophe, and Steinke for election to a term that will expire at the annual meeting in 2023.

Nominee	Age	Position Held	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Paul S. Levy	72	Chairman and Director	X
Cleveland A. Christophe	74	Director	X		Chair	X
Craig A. Steinke	63	Director	X	X		Chair

Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

Each of the following nominees furnished to the Corporation the following information with respect to his principal occupation or employment and recent public company directorships:

Class III — Directors with Terms Expiring in 2020

Paul S. Levy Age: 72 Director since 1998 Independent

Mr. Levy is the Chairman of the Board. He is a Managing Director of JLL Partners, Inc., which he founded in 1988. In the last five years, Mr. Levy served on the boards of the following public companies: Patheon, Inc. (previous), PGT Innovations, Inc. (previous), IASIS Healthcare LLC (current; privately-held company with public filings), and The J.G. Wentworth Company (previous).

Qualifications: Mr. Levy has vast experience investing in and managing a wide variety of businesses, including other building products companies. He has served on the boards of directors of several public companies. Mr. Levy has also been the CEO of a large company, general counsel of another company, and a practicing lawyer, bringing further breadth to his contributions to the Board.

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Proposal 1 – Election of Directors

Cleveland A. Christophe Age: 74 Director since 2005 Independent

Mr. Christophe is the Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. In January 2013, Mr. Christophe retired from US&S, Inc., a supplier of services and materials primarily to various agencies of the U.S. Government. He had been President of US&S, Inc. since 2009. Mr. Christophe is the Managing Partner of TSG Capital Group, a private equity investment firm, which he founded in 1992. Previously, Mr. Christophe was Senior Vice President of TLC Group, L.P. From 1971 to 1987, Mr. Christophe held numerous senior positions with Citibank, N.A. He has been a Chartered Financial Analyst since 1975.

Qualifications: Mr. Christophe has substantial financial and management expertise from his long tenure in the investment and banking industries. He also has significant senior management experience in the commercial and industrial service industry. Additionally, Mr. Christophe’s prior service on other public company boards and audit committees positions him to make valuable contributions to the governance and operation of the Board and its committees.

Craig A. Steinke Age: 63 Director since 2006 Independent

Mr. Steinke is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Since June 2013, Mr. Steinke has been the Chief Executive Officer and a director of Service Logic LLC, a private equity owned company that specializes in energy management and HVAC services for office buildings, hospitals, data centers, and other commercial buildings on a national scale. From 2008 to July 2017, he was an operating partner at Sterling Investment Partners (“Sterling”), working with management teams of select portfolio companies, including Service Logic. From September 2010 until January 2015, Mr. Steinke served as a director and operating adviser for Lazer Spot Inc. (Sterling investment), which specializes in providing logistics support to Fortune 500 companies. Prior to that, he was President and Chief Executive Officer of GPX International Tire Corporation (Sterling investment), an international manufacturer and distributor of branded industrial and off road equipment tires, and a director of its parent, GPX International, Inc. From 2001 to 2007, Mr. Steinke was President and Chief Executive Officer of Eagle Family Foods, Inc., a private equity owned consumer products company in the food industry. His previous positions held include Senior Vice President and Group General Manager of BHP Copper, a significant natural resource company, and President of Magma Metals, a billion-dollar subsidiary of Magma Copper Company. Mr. Steinke is a C.P.A. and was employed by Arthur Andersen & Co. He currently serves on the boards of two private companies: Service Logic LLC and Belnick, Inc. In the last five years, he was on the boards of Power Stop LLC, Lazer Spot Inc., and Alliance (ATG), which are private companies.

Qualifications: Mr. Steinke’s extensive experience at the senior executive management level, including as a chief executive officer, allows him to make significant contributions to the development of the Corporation’s business strategy. He also brings a broad knowledge of accounting and experience as a C.P.A. to the Board’s discussions. Mr. Steinke has also served on numerous boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

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Continuing Directors

CONTINUING DIRECTORS

The background and business affiliations of the Corporation’s other directors, whose terms of service continue beyond 2020, are set forth below:

Class I — Directors with Terms Expiring in 2021

David A. Barr Age: 56 Director from 2006 to 2016 and since 2017 Independent

Mr. Barr is a member of the Nominating and Corporate Governance Committee. Mr. Barr has been a managing director of Bessemer Investors since February of 2018. He served as a managing director of Warburg Pincus, LLC from 2001 to 2017. Mr. Barr was a managing director at Butler Capital and focused on leveraged buy-out transactions for more than 10 years prior to joining Warburg Pincus in 2000. He also previously worked at Goldman Sachs. He received a B.A. in economics from Wesleyan University and an M.B.A. from Harvard Business School. In the last five years, he served on the boards of the following public companies: TransDigm Group Incorporated (current) and Aramark Holdings Corporation (previous).

Qualifications: Mr. Barr has extensive experience in the acquisition, sale, financing, and management of numerous companies in diverse industries. This experience, along with his service on other public company boards, provides additional breadth and perspective to the Board’s deliberations.

W. Bradley Hayes Age: 54 Director since 2019 Independent

Mr. Hayes is the Chair of the Audit Committee. He served as Executive Vice President, Chief Financial Officer, and Treasurer of Laboratory Corporation of America Holdings (“LabCorp”) from June 2005 until his retirement in June 2014. He was Senior Vice President, Investor Relations for LabCorp from June 2004 to June 2005. Mr. Hayes joined LabCorp in September 1996 and was responsible for the day-to-day operations of the revenue cycle function. Prior to joining LabCorp, Mr. Hayes was in the audit department at KPMG for nine years. Mr. Hayes holds a Bachelor of Science in Accounting from the University of North Carolina at Greensboro and is a Certified Public Accountant. In the last five years, he served on the boards of the following public companies: Intec Pharma LTD. (current) and Patheon, N.V. (previous).

Qualifications: Mr. Hayes has significant public company financial experience. He has over 15 years of experience in senior and executive management and practiced as a C.P.A. for almost a decade. Through his previous experience as chief financial officer and chairman of the audit committee of publicly-traded companies, Mr. Hayes brings valuable knowledge to the Board and the Audit Committee of the Corporation.

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Continuing Directors

Brett N. Milgrim Age: 51 Director since 1999 Independent

Mr. Milgrim is a member of the Compensation Committee. Mr. Milgrim is Co-Chairman of the Board of Loar Group, Inc., a business specializing in the design and manufacture of aerospace components. From 1997 until early 2011, he was a Managing Director of JLL Partners, Inc. In the last five years, he served on the boards of the following public companies: Horizon Global Corp. (current) and PGT Innovations, Inc. (current).

Qualifications: Mr. Milgrim is very knowledgeable regarding all aspects of corporate finance and capital markets. His long tenure on the board of directors of the Corporation, as well as his service on the Boards of two other building products companies, gives him in-depth knowledge of the building products industry and the issues faced by the Corporation.

Class II — Directors with Terms Expiring in 2022

Daniel Agroskin Age: 43 Director since 2012 Independent

Mr. Agroskin is a member of the Compensation Committee. Mr. Agroskin is a Managing Director of JLL Partners, Inc., which he joined in August 2005. Prior to that, he worked at JP Morgan Partners, a private equity investment firm, and in Merrill Lynch’s Mergers and Acquisitions Group. He holds a Bachelor of Arts degree from Stanford University and a Master of Business Administration degree from the Wharton School of the University of Pennsylvania. In the last five years, Mr. Agroskin served on the boards of the following public companies: PGT Innovations, Inc. (previous) and Patheon, Inc. (previous). Mr. Agroskin is also a director on the boards of American Dental Partners, Inc., Medical Card Systems, Inc., and Banner Life Sciences Holdings, L.P.

Qualifications: Mr. Agroskin has significant financial and investment expertise, which includes involvement with the acquisition, sale, and management of many companies. He also has substantial experience serving on the boards of directors of public and private companies, including a building products company.

M. Chad Crow Age: 52 Director since 2017

Mr. Crow joined the Corporation in September 1999, and has held several roles of increasing responsibility. Mr. Crow became a director in 2017 and President and CEO on December 29, 2017. In 2009, Mr. Crow was named Senior Vice President and Chief Financial Officer and in 2014 was promoted to President and Chief Operating Officer. Prior to joining Builders FirstSource, he served in a variety of positions at Pier One Imports and Price Waterhouse LLP. Mr. Crow received his B.B.A. degree from Texas Tech University.

Qualifications: Mr. Crow is the Corporation’s Chief Executive Officer. That role, along with his extensive knowledge of the Corporation and its operations from his over twenty years with the Corporation, make him an essential Board member.

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Continuing Directors

Janice L. Davis Age: 57 Director since 2019 Independent

Ms. Davis is a member of the Audit Committee. In December 2018, Ms. Davis retired from Shaw Communications Inc., a leading Canadian connectivity company, where she had served as the Executive Vice President, Business Transformation and Chief Procurement Officer since October 2017 and Senior Vice President and Chief Procurement Officer from April 2013 to October 2017. From 2005 to 2013, she served as Vice President and Chief Procurement Officer at Bombardier Aerospace. Ms. Davis previously served in a variety of positions at Ford Motor Company, including as Global Director of Electrical and Electronics Purchasing and Global Director of Supply Chain Strategy. Ms. Davis currently serves on the Board of Directors of Baylin Technologies, a global wireless technology management company. Ms. Davis holds a bachelor’s degree in Business and Supply Chain Management from Michigan State University and an MBA in Finance from Wayne State University.

Qualifications: Ms. Davis has extensive knowledge and experience in the areas of supply chain and logistics. She also has significant experience in senior and executive leadership roles at large corporations, which provide the Board with a breadth of corporate knowledge and perspective.

Floyd F. Sherman Age: 80 Director since 2001

Mr. Sherman was the Chief Executive Officer of the Corporation from 2001, when he joined the Corporation, until his retirement on December 29, 2017. Mr. Sherman also served as President of Builders FirstSource from 2001 until October 2006 and from February 2008 to November 2014. He served as an employee advisor to the Corporation until March 31, 2019. Prior to joining Builders FirstSource, Mr. Sherman spent 25 years at Triangle Pacific Corp., the last nine of which were as Chairman and Chief Executive Officer, and three years at Armstrong World Industries, where he served as Chief Executive Officer of the Triangle Pacific Wood Products Group. In the last five years, he served on the board of the following public company: PGT Innovations, Inc. (current).

Qualifications: Mr. Sherman served as the Chief Executive Officer of the Corporation for seventeen years and for another publicly-traded building products company for nine years. That service, along with his over 50 years of experience in the building products industry, gives him a vast wealth of knowledge about the building products industry as well as the Corporation’s operations.

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Director Compensation

DIRECTOR COMPENSATION

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Corporation to the members of the Board of Directors of the Corporation for all services in all capacities during 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Daniel Agroskin(3)	85,417	105,134	—	190,551
David A. Barr(4)	85,103(5)	105,134	—	190,237
Cleveland A. Christophe	110,000	105,134	—	215,134
M. Chad Crow(6)	—	—	—	—
Janice L. Davis(7)	36,247	103,270	—	139,517
Robert C. Griffin(8)	78,767	105,134	—	183,901
W. Bradley Hayes(9)	24,575	78,883	—	103,458
Kevin J. Kruse(10)	34,767	—	—	34,767
Paul S. Levy	184,529(5)	105,134	—	289,663
Brett N. Milgrim	90,000	105,134	—	195,134
Floyd F. Sherman(11)	56,822	105,134	1,131,171	1,293,127
Craig A. Steinke	100,000	105,134	—	205,134

1.

Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2019. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The fair value of the restricted stock unit awards was equal to the closing price of our Common Stock on the grant date.

2.

The annual restricted stock unit (“RSU”) grants to continuing directors were pro-rated to account for the change in the grant date from August 1 to the date of the annual meeting. Accordingly, grants to continuing directors were reduced by the amount of the prior year grant attributable to the period from May 22 to August 1.

3.	Mr. Agroskin was appointed as a member of the Compensation Committee on November 19, 2019.
4.	Mr. Barr was appointed as a member of the Nominating and Corporate Governance Committee on November 19, 2019.
5.

As described below under “Director Compensation Program,” Messrs. Levy and Barr each took his annual cash retainer and any fees for serving on committees in the Corporation’s common stock. Amounts include the grant date fair value of these stock awards.

6.

As an employee of the Corporation, Mr. Crow did not receive any compensation for his service as a director in 2019. As a named executive officer, the compensation Mr. Crow received as an employee during 2019 is set forth in “Executive Compensation and Other Information” below.

7.	Ms. Davis was appointed to the Board of Directors and as a member of the Audit Committee on August 6, 2019.
8.	Mr. Griffin retired from the Board of Directors on August 19, 2019.
9.	Mr. Hayes was appointed to the Board of Directors and as the Chairman of the Audit Committee on October 14, 2019.
10.	Mr. Kruse did not stand for re-election at the 2019 Annual Meeting, and his term as a Director expired on May 22, 2019.
11.

Mr. Sherman was an employee of the Corporation through March 31, 2019. As such, he did not receive any compensation for his service as a director while he was an employee. Effective as of May 1, 2019, Mr. Sherman became eligible to receive compensation as a director under the Director Compensation Program described in the following section. Mr. Sherman was not an executive officer of the Corporation during 2019. As such, his compensation received as an employee during 2019 is not reported in “Executive Compensation and Other Information” below, and is included here in the “All Other Compensation” column. Pursuant to the terms of his Amended and Restated Employment Agreement dated January 1, 2018, in 2019, Mr. Sherman received from the Corporation (i) $130,183 in salary, (ii) $988 in premiums paid on behalf of Mr. Sherman for group term life insurance, and (iii) a $1,000,000 transition bonus.

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Director Compensation

The following table shows the total number of shares of common stock underlying restricted stock units held by the members of the Board of Directors of the Corporation (excluding executive officers) as of December 31, 2019:

Name	Number of Shares Underlying Restricted Stock Units
Daniel Agroskin	6,748
David A. Barr	6,748
Cleveland A. Christophe	6,748
Janice L. Davis	5,441
W. Bradley Hayes	3,833
Paul S. Levy	6,748
Brett N. Milgrim	6,748
Floyd F. Sherman(1)	52,600
Craig A. Steinke	6,748

1.	Pursuant to the terms of Mr. Sherman’s Amended and Restated Employment Agreement dated January 1, 2018, 45,852 performance-based RSUs granted on March 1, 2017 vested on March 1, 2020.

Director Compensation Program

Under the Amended and Restated Director Compensation Policy, directors are entitled to compensation for their service on the Board if they are not concurrently employed in any capacity by the Corporation or any of its subsidiaries. Directors who met these standards (“Eligible Directors”) received an annual cash retainer of $85,000, payable quarterly. In addition, the Chairman of the Board receives an annual cash retainer of $100,000 for service in such role, which is also payable quarterly.

Directors receive annual fees for serving on the Board’s committees, but do not receive separate per meeting fees for attending Board or committee meetings. The annual fees for serving on the Board’s committees are as follows:

Committee	Chair Fee	Member Fee (non-Chair)
Audit Committee	$30,000	$5,000
Compensation Committee	$20,000	$5,000
Nominating and Corporate Governance Committee	$10,000	$5,000

Eligible Directors also receive annual grants of restricted stock units. The number of shares underlying these awards is determined by dividing a dollar value ($130,000 per year) by the fair market value of our Common Stock on the date of grant. These awards vest in full on the earlier of the first anniversary of the grant date or upon such director’s cessation of service due to death, disability, or retirement. If a new Eligible Director joins the Board, or if an existing director’s status changes to allow him or her to qualify as an Eligible Director, that director will receive a grant of restricted stock units on a pro-rated basis for the remainder of the current director compensation year, which is the year from the date of the prior annual meeting of stockholders to the date of the next annual meeting of stockholders.

In lieu of receiving cash retainers, an Eligible Director may elect to receive fully vested shares of the Corporation’s common stock having a value on the first day of the service quarter for which they are issued approximately equal to the amount of the cash retainer payment he or she would otherwise receive. Such stock grants in lieu of cash retainer payments will be awarded on a quarterly basis at the same time cash retainer payments would be made.

During the global COVID-19 pandemic, the Eligible Directors have each voluntarily elected to temporarily (i) reduce their annual cash retainer by $21,250 per year to $63,750 and (ii) receive their annual retainer and any other cash retainers in fully vested shares of the Corporation’s common stock having a value on the date that the cash retainer would have been paid approximately equal to the amount of such cash retainer payment he or she would otherwise receive.

We do not compensate directors for any period of service in which they are not Eligible Directors.

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Director Compensation

Mr. Sherman’s Employment Agreement

In conjunction with Mr. Sherman’s retirement from his position as Chief Executive Officer and President of the Corporation on December 29, 2017, his employment agreement with the Corporation was amended and restated effective as of January 1, 2018 (the “Sherman Employment Agreement”). The Sherman Employment Agreement provided that Mr. Sherman would be employed as a non-executive adviser to the Corporation for the period from January 1, 2018 through March 31, 2019. Under the Sherman Employment Agreement, Mr. Sherman’s base compensation was $400,000 per year, and he was entitled to a stay bonus of $1,000,000 for continuing his employment with the Corporation through March 31, 2019. Mr. Sherman did remain employed with the Corporation through March 31, 2019.

Pursuant to the Sherman Employment Agreement, the restricted stock units granted to Mr. Sherman on March 1, 2017 (the “2017 RSUs”) were amended to provide that the time-vesting portion of those awards that was scheduled to vest on March 1, 2020 would vest in full on March 31, 2019 if Mr. Sherman was still employed by the Corporation on that date. Additionally, 45,852 of the 2017 RSUs that vest based on the Corporation achieving certain performance targets (the “Sherman Performance Shares”), but which by their terms expire upon the termination of Mr. Sherman’s employment, were amended to provide that such termination of employment will not result in the termination of those RSUs and that such awards will vest on March 1, 2020 if the performance conditions for vesting are met. The performance targets for the Sherman Performance Shares were met, and those shares fully vested on March 1, 2020.

After the termination of Mr. Sherman’s employment arrangement with the Corporation on March 31, 2019, the Compensation Committee determined that Mr. Sherman became an Eligible Director as of May 1, 2019 and is entitled to receive the standard director compensation described above beginning as of that date.

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Information Regarding the Board and its Committees

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Name	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Paul S. Levy	Chair

Daniel Agroskin	X		X

David A. Barr	X			X

Cleveland A. Christophe	X		Chair	X

M. Chad Crow	X

Janice L. Davis	X	X

W. Bradley Hayes	X	Chair

Brett N. Milgrim	X		X

Floyd F. Sherman	X

Craig A. Steinke	X	X		Chair

Board Purpose and Structure

The mission of the Board is to provide strategic guidance to the Corporation’s management, to monitor the performance and ethical behavior of the Corporation’s management, and to maximize the long-term financial return to the Corporation’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board currently consists of ten directors.

Director Independence

The Board of Directors is comprised of one management director, Mr. Crow (who is the Corporation’s current CEO), Mr. Sherman (who is the Corporation’s former CEO and was an employee of the Corporation until March 31, 2019), and eight non-management directors. In 2019, our Board of Directors affirmatively determined that Messrs. Levy, Agroskin, Barr, Christophe, Hayes, Milgrim, and Steinke and Ms. Davis are “independent” under the director independence criteria adopted under the Nasdaq Marketplace Rules (the “Nasdaq Rules”). In addition, our Board of Directors affirmatively determined that Ms. Davis and Messrs. Hayes and Steinke are “independent” under the SEC’s standards for independent audit committee members and that Messrs. Christophe, Agroskin and Milgrim are “independent” under the SEC’s standards for independent compensation committee members. As a result, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are each comprised solely of independent directors.

As part of its annual evaluation of director independence, the Board examined, among other things, whether any transactions or relationships exist currently, or existed during the past three years, between each independent director and the Corporation or its subsidiaries or independent registered public accounting firm (the “auditors”). If such transactions or relationships exist, the Board reviews the nature of those transactions or relationships, including under the relevant Nasdaq and SEC standards, to determine whether those transactions or relationships would impair such director’s independence. The Board also examined whether there are, or have been within the past year, any transactions or relationships between each independent director and members of the senior management of Builders FirstSource or its affiliates. As a result of this evaluation, the Board affirmatively determined that each of Messrs. Levy, Agroskin, Barr, Christophe, Hayes, Milgrim, and Steinke and Ms. Davis is independent under those criteria. Each year, the independent directors meet in regularly scheduled executive sessions outside the presence of management representatives. Interested parties, including stockholders, may communicate with the Chairman or the independent directors as a group through the process described in this Proxy Statement under the heading “Policy on Stockholder-Director Communications.”

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Information Regarding the Board and its Committees

Board Meetings and Attendance

In 2019, our Board of Directors met five times, our Audit Committee met seven times, our Compensation Committee met three times, and our Nominating and Corporate Governance Committee met one time, including regularly scheduled and special meetings. During 2019, each of the Corporation’s incumbent directors attended at least 75% of the combined meetings of the Board and any committee on which such director served during his or her term as a director. Pursuant to the Builders FirstSource, Inc. Policy on Director Attendance at Annual Meetings of Stockholders (available on the Governance section of our website), all directors are strongly encouraged to attend the annual meeting in person. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chairman of the Board in advance of such meeting. In 2019, six members of the Board were available at our annual meeting by conference call.

Board Leadership Structure and Role in Risk Oversight

The Board is led by the Chairman of the Board, Paul Levy. Neither Chad Crow, the only employee director, nor Floyd Sherman, who was an employee of the Corporation until March 31, 2019, has any formal leadership role with the Board. Mr. Levy takes a leading role in establishing the timing, agenda, and procedure of Board meetings. However, each of the directors actively participates in guiding the actions of the Board. The Board has determined that this leadership structure is appropriate and effective due to the Board’s size, the working relationship that has developed between the directors as a result of their length of service on the Board, and the significant experience that the members of the Board have as directors and members of senior management with other companies.

The Corporation’s Board of Directors recognizes that, although day-to-day risk management is primarily the responsibility of the Corporation’s management team, the Board plays a critical role in the oversight of risk management. In that light, the Board is active, as a whole and also at the committee level, in reviewing management’s assessment of the major risks facing the Corporation and management’s processes for monitoring and controlling these risks. The Board regularly receives information from senior management regarding the Corporation’s financial results, credit, liquidity, operations, and other matters, as well as reports from the Corporation’s Audit Committee and Compensation Committee. During its review of such information, the Board discusses and analyzes risks associated with each area, as well as risks associated with new business ventures and those relating to the Corporation’s executive compensation plans and arrangements. The Board assumes ultimate responsibility for ensuring that the Corporation’s management adequately assesses the risks facing the Corporation and appropriately manages those risks.

The Audit Committee is specifically responsible for overseeing and monitoring the quality and integrity of the Corporation’s financial reports and other financial information provided to its stockholders. This includes reviewing the results of management’s risk assessment and compliance with management policies as they relate to financial reporting. The Audit Committee also monitors the Corporation’s compliance with legal and regulatory requirements and the risks associated therewith. On a regular basis, the Audit Committee reviews with senior management significant areas of risk exposure, including financial reporting controls, operational risks, pending litigation, employee issues, cybersecurity, disaster recovery planning, and issues arising from complaints to the Corporation’s hotline and other risk detection mechanisms.

The Board and the Audit Committee take an active role in reviewing the Corporation’s cybersecurity risk and actions to reduce or mitigate it. The Corporation’s Chief Information Security Officer (the “CISO”) and Chief Information Officer (the “CIO”), and the Chief Financial Officer, continuously monitor internal and external cybersecurity threats and review and revise the Corporation’s cybersecurity defenses on an ongoing basis. The CISO and CIO prepare reports on cybersecurity metrics for the Audit Committee on a regular basis. The Chief Financial Officer presents those reports to the Audit Committee and addresses any questions and concerns raised by the Audit Committee. At least annually, the Audit Committee meets with the CIO and CISO in person to discuss cybersecurity in greater detail. The Audit Committee reports to the Board regarding cybersecurity matters, and the Board addresses cybersecurity issues either directly with management or through the Audit Committee.

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Information Regarding the Board and its Committees

The Compensation Committee reviewed with management the design and operation of our compensation programs for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Corporation. After conducting its evaluation, the Compensation Committee concluded that the Corporation’s compensation programs do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation.

Audit Committee

The Audit Committee is composed of three independent directors (as that term is defined by the Nasdaq Rules and SEC regulations), Messrs. Hayes and Steinke and Ms. Davis. Mr. Hayes serves as the Chair of the Audit Committee. The Board of Directors affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. Messrs. Hayes and Steinke were also designated by the Board as audit committee “financial experts” under the SEC’s guidelines. The Board further determined that Ms. Davis and Messrs. Hayes and Steinke meet the independence standards of both the SEC regulations and the Nasdaq Rules for audit committee members. An amended charter for the Audit Committee was adopted on May 14, 2019. A copy of this charter is available on the Governance section of our website at www.bldr.com. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The primary function of the Audit Committee is to assist the Board of Directors of the Corporation in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Corporation’s financial reports and other financial information provided by the Corporation to its stockholders, the public, and others, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the auditors’ qualifications, independence, performance, and compensation, and (iv) the performance of the Corporation’s internal audit function, including its internal control systems. The Audit Committee’s functions include preparation of the audit committee report included in this Proxy Statement and the review of material related party transactions. The Audit Committee is also annually required to evaluate its performance and review and assess the adequacy of its charter.

Compensation Committee

The Compensation Committee is composed of three independent directors, Messrs. Christophe, Agroskin, and Milgrim. Mr. Christophe serves as the Chair of the Compensation Committee. The Board adopted an amended charter for the Compensation Committee on November 19, 2019. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The Compensation Committee is charged with (i) annually reviewing and recommending to the Board, for the Board’s approval, all Corporation goals and objectives relevant to the Chief Executive Officer’s compensation, (ii) annually evaluating the Chief Executive Officer’s performance in light of the Corporation’s goals and objectives, (iii) annually reviewing and recommending to the Board for its approval the Chief Executive Officer’s base salary, incentive compensation levels, and perquisites and other personal benefits based on the Compensation Committee’s evaluation of the Chief Executive Officer’s performance relative to the Corporation’s goals and objectives, (iv) annually reviewing, evaluating, and recommending to the Board for its approval the base salary level, incentive compensation levels, and perquisites and other personal benefits of the other executive officers of the Corporation, (v) reviewing and making recommendations to the Board regarding any employment, severance, or termination arrangements to be made with any executive officer of the Corporation, (vi) making recommendations to the Board with respect to awards under the Corporation’s incentive compensation plans and equity-based compensation plans, (vii) making regular reports to the Board concerning the activities of the Compensation Committee, (viii) performing an annual performance evaluation of the Compensation Committee, and (ix) performing other activities as the Compensation Committee or Board may deem appropriate. The Compensation Committee may delegate authority to subcommittees when appropriate. Information regarding the role of the Compensation Committee and its processes and procedures for considering and determining executive compensation is set forth in the “Compensation Discussion and Analysis” section later in this Proxy Statement.

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Information Regarding the Board and its Committees

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of three independent directors, Messrs. Steinke, Barr, and Christophe. Mr. Steinke serves as the Chair of the Committee. The Board adopted an amended charter for the Nominating and Corporate Governance Committee on February 20, 2019. A copy of this charter is available on the Governance section of our website at www.bldr.com.

The purpose of the Nominating and Corporate Governance Committee is to (i) identify and evaluate individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board, (iii) recommend to the Board the directors to be appointed to each committee of the Board, (iv) evaluate and make recommendations to the Board regarding (a) the eligibility criteria for receipt of compensation as a director and (b) the appropriate compensation to be paid to eligible members of the Board and to members of Board committees, (v) assist the Board with general corporate governance issues, and (vi) assist the Board and its committees with their internal governance issues.

No Material Proceedings

As of April 15, 2020, there are no material proceedings to which any director, executive officer, or affiliate of the Corporation or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Corporation or any of its subsidiaries or (ii) has a material interest adverse to the Corporation or any of its subsidiaries.

Stock Ownership Guidelines for Executives and Directors

Under the Corporation’s Stock Ownership Guidelines for Executives and Directors, each executive officer of the Corporation (who has not reached the normal retirement age of 67) and director of the Corporation is expected to acquire (within the later of five years after the adoption of the policy or appointment to office) and continue to hold shares of the Corporation’s Common Stock having an aggregate market value that equals or exceeds the requirement set forth below. Unvested restricted stock units will count toward the ownership requirement. Until the required level is met, a director or executive officer is required to retain fifty percent of the net shares of common stock received from the Corporation as compensation. Once the requirements are met, future sales are only permitted to the extent that such director or executive officer shall continue to meet the requirements immediately following such sale. Once the target beneficial ownership level is achieved, that director or executive officer will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares remain held by such director or executive officer.

Position	Holding Requirement
CEO	5 times annual base salary
Executive Officers	3 times annual base salary
Directors	5 times annual cash retainer*

* Excluding cash retainers for serving as the chairperson of the Board or any of its committees or for serving on any of the committees.

The Nominating and Corporate Governance Committee administers compliance with this policy and has the discretion to enforce these guidelines on a case-by-case basis. An annual evaluation will be performed on April 1 of each year. As of April 1, 2020, all directors and executive officers were either in compliance with the policy or subject to the grace period for reaching the required totals.

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Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to assist the Board of Directors of the Corporation (the “Board”) in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the financial reporting process, (ii) compliance with legal and regulatory requirements, (iii) the performance of the Corporation’s internal audit function, and (iv) the appointment of the independent registered public accounting firm. Management is responsible for the financial statements and the financial reporting process, including the implementation and maintenance of effective internal controls. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for expressing an opinion on the Corporation’s financial statements and its internal control over financial reporting. The Board has concluded that all Audit Committee members are independent under Nasdaq and SEC rules and are financially literate and possess “financial sophistication” as defined by the Nasdaq Rules. The Board has also designated the Chair of the Audit Committee, W. Bradley Hayes, and committee member Craig A. Steinke as Audit Committee “financial experts” under the SEC’s guidelines. The Audit Committee has reviewed and discussed with management and PwC our audited financial statements as of and for the year ended December 31, 2019.

During 2019, the Audit Committee conducted seven meetings. The Audit Committee chair and other members of the Audit Committee each quarter reviewed and commented on the earnings news release and interim financial statements contained in SEC Form 10-Qs, and met and discussed our draft Annual Report on SEC Form 10-K with the chief financial officer, general counsel, and PwC prior to filing and public release. The Audit Committee considers various relevant factors including qualifications, performance, and independence when appointing the audit firm and evaluating the audit firm annually. The Audit Committee also is involved in the process of selection of the lead engagement partner when rotation is required after five years under the SEC’s audit partner rotation rules or is required for other reasons. Due to rotational requirements, a new lead engagement partner was selected effective for fiscal 2017. In addition, the Audit Committee reviewed and ratified its Charter which is available within the Governance section of the Corporation’s website.

The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Both the vice president of internal audit and PwC have complete and direct access to the Audit Committee, and the Audit Committee has the same access to the vice president of internal audit and PwC. The Audit Committee met with the vice president of internal audit and PwC, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting process. The Audit Committee met separately with the Corporation’s chief financial officer and general counsel. The Audit Committee discussed with management the status of pending litigation, taxation, and other areas of oversight relating to financial reporting and audit processes as the Committee determined to be appropriate. The Audit Committee also reviewed the Corporation’s Enterprise Risk Management (ERM) program, including specific risk topics that the Audit Committee directed be addressed in presentations to the Board, including information security risks. The Audit Committee has discussed the overall scope of the Corporation’s internal audits and approved the annual internal audit plan. The Audit Committee reports the results of these discussions to the Board on a quarterly basis.

The Audit Committee received and reviewed the written communications from PwC as required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, and has discussed with PwC their independence. The Audit Committee has adopted procedures for pre-approving all audit, audit-related, and non-audit services provided by PwC, which included reviewing and approving estimated fees for audit, audit-related, and permitted non-audit services. The Audit Committee considers the compatibility of all services provided by PwC with their independence and has concluded the provision of the non-audit services is compatible with maintaining PwC’s independence. During the fiscal year ended December 31, 2019, PwC was employed principally to perform the annual audit and to render tax services. The Audit Committee reviewed the audit engagement letter and approved all fees paid to PwC for audit, audit-related, and non-audit services.

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Report of the Audit Committee

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC. The Audit Committee appointed PwC as our independent registered public accounting firm for fiscal 2020, subject to stockholder ratification.

Submitted by the Audit Committee:

W. Bradley Hayes (Chair)

Janice L. Davis

Craig A. Steinke

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Corporate Governance

CORPORATE GOVERNANCE

Builders FirstSource is committed to conducting its business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. To that end, the Board of Directors approved a comprehensive system of corporate governance documents. These documents are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers, and employees in governing the Corporation and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics

Builders FirstSource and its subsidiaries endeavor to do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. Our Board of Directors approved a Code of Business Conduct and Ethics that applies to the Corporation’s directors, officers (including our principal executive officer, principal financial officer, principal accounting officer, and controller), and employees. Our Code of Business Conduct and Ethics is administered by the Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments. Our employees are encouraged to report any suspected violations of laws, regulations, or the Code of Business Conduct and Ethics and all unethical business practices. We provide a continuously monitored hotline for anonymous reporting by employees. Our Board of Directors also approved a Supplemental Code of Ethics for Chief Executive Officer, President, and Senior Financial Officers of Builders FirstSource, Inc., which is administered by our General Counsel. Both policies can be found on the Governance section of our corporate website at www.bldr.com. Stockholders may request a free copy of these policies by contacting the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.

In addition, within four business days of:

•

any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or Controller, or

•	the grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted, and the date of the waiver) on our website at the internet address above. Such information will be available on our website for at least a 12-month period. In addition, we will disclose any amendments and waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the Nasdaq Rules.

Additionally, the Corporation has adopted a Related Party Transaction Policy that works in conjunction with the Code of Business Conduct and Ethics and sets forth the process by which the Audit Committee will review certain related party transactions between the Corporation and its executive officers, directors, and greater than five percent beneficial owners, and their immediate family members, and the Corporation.

By-law Provisions on Stockholder Nominations of Director Candidates

Builders FirstSource’s By-laws provide that no director candidate may be nominated by a stockholder for election at a meeting unless the stockholder (i) has delivered to the Corporate Secretary, within the time limits described in the By-laws, a written notice containing the information specified in the By-laws and (ii) was a stockholder of record (a) at the time such notice was delivered to the Corporate Secretary and (b) on the record date for the determination of stockholders entitled to notice and to vote at the meeting at which such director is standing for election. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2021 annual meeting in accordance with the Corporation’s By-laws, the required written notice must be received by our Corporate Secretary on or after February 17, 2021, but no later than March 19, 2021. Only individuals nominated in accordance with the procedures set forth in the By-laws

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Corporate Governance

are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com, by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, or by e-mail at inforequest@bldr.com. The foregoing is subject to the Corporation’s obligations under SEC Rule 14a-8 regarding the inclusion of stockholder proposals in the Corporation’s proxy statements, which is further described below in “Stockholder Proposals.”

Policy on Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee adopted a Policy on Stockholder Recommendations for Director Candidates to describe the process by which the Nominating and Corporate Governance Committee (in preparing their recommendation of director nominees to the Board) will consider candidates for director recommended by stockholders in accordance with the Corporation’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates is available on the Governance section of our website at www.bldr.com. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and record address of the stockholder and evidence of such stockholder’s ownership of the Corporation’s stock, including the number of shares owned and the length of time of ownership,

•	Whether the stockholder intends to appear in person or by proxy at the meeting to make the nomination,

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is made,

•

The name, age, residence, business address, and principal occupation of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director of the Corporation; the number of shares of the Corporation’s stock, if any, owned beneficially or of record by the candidate; and the candidate’s consent to be named as a director if selected and nominated by the Board, and

•

Any other information relating to either the stockholder or the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder recommendation and information described above must be sent to the Corporate Secretary, at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and must be delivered to, or mailed and received by, the Corporate Secretary (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders (provided, however, that if the annual meeting is called for a date not within thirty (30) days before or after such anniversary date, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first) and (ii) in the case of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.

Policy on the Director Nomination Process

The Nominating and Corporate Governance Committee adopted a Policy on the Director Nomination Process that describes the process followed by the Nominating and Corporate Governance Committee to identify, evaluate, and recommend future director candidates for selection by the full Board. A current copy of the Policy on the Director Nomination Process is available on the Governance section of our website at www.bldr.com.

The Nominating and Corporate Governance Committee believes the minimum qualifications for serving as a director of the Corporation are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Corporation and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise,

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Corporate Governance

integrity, character, judgment, age, independence, corporate experience, length of service, diversity of background and experience, conflicts of interest, and commitments, including, among other things, service on the boards (or comparable governing bodies) of other public companies, private business companies, or similar organizations, and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Corporation, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, or the Nasdaq Rules.

A nominee for director should have an understanding of the workings of large business organizations such as the Corporation, as well as the ability to make independent, analytical judgments, the ability to communicate effectively, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. In addition, the Nominating and Corporate Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and the Corporation.

The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described further in the Corporation’s Policy on Stockholder Recommendations for Director Candidates, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders.

Once a person is identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Nominating and Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate and review the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Corporate Governance Committee might be considering. In certain instances, the Nominating and Corporate Governance Committee may conduct one or more interviews with the candidate, contact one or more references provided by the candidate, or contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The evaluation process conducted by the Nominating and Corporate Governance Committee does not vary based on whether a candidate is recommended by a stockholder, although the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Nominating and Corporate Governance Committee considers diversity of background, perspective, and experience as one of several factors set forth in the Policy on the Director Nomination Process that it takes into account in evaluating a potential director candidate’s qualifications. In filling future vacancies on the Board, the Board and the Nominating and Corporate Governance Committee have reaffirmed their intent to focus on candidates that improve the overall quality of the Board by bringing a diversity of background, perspective, and experience, including with respect to gender, race, age, and specialized experience.

The Nominating and Corporate Governance Committee will generally evaluate the effectiveness of the Policy on the Director Nomination Process annually, including those sections dealing with diversity of background and experience, but does not have a formal review process covering diversity.

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Corporate Governance

Policy on Stockholder-Director Communications

The Policy on Stockholder-Director Communications describes the process for stockholders to send communications to the Board. Stockholders and other interested parties may contact any member (or all members) of the Board (including without limitation the non-management directors as a group, any Board committee, or any chair of any such committee) in writing by mail or overnight service or electronically. To communicate with the Board of Directors, any individual directors, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to the Corporation in care of the Corporate Secretary at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. A current copy of the Policy on Stockholder-Director Communications is available on the Governance section of our website at www.bldr.com.

All communications received will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to the business and operation of the Corporation and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or promotions of a political or similar agenda will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Auditor Services Pre-Approval Policy

Our Audit and Non-Audit Services Pre-Approval Policy, available on the Governance section of our website at www.bldr.com, defines the principles and procedures followed by the Audit Committee in pre-approving audit and non-audit services performed by the Corporation’s independent registered public accounting firm.

Policy Regarding Hedging and Pledging

The Corporation’s Insider Trading Policy, which is applicable to all directors, executive officers, and other employees, provides that such persons may not trade in options, warrants, puts and calls, or similar instruments on Corporation securities, hold Corporation securities in margin accounts, or sell Corporation securities “short” without the prior written approval of the Corporation’s General Counsel. Such persons may not enter into any other hedging transaction involving Corporation securities or pledge Corporation securities as collateral for a loan or other obligation without the prior written approval of the Corporation’s General Counsel.

Environmental, Social, and Governance Matters

We are committed to making informed choices that improve our corporate governance, financial strength, operational efficiency, environmental stewardship, community engagement, and resource management. Consistent with our core values, our goal is to be recognized by our customers as the preferred supplier, by our employees as a safe, diverse, and inclusive workforce, by the industry as being at the forefront of innovation, and by our stakeholders as an ethical company. We continue our efforts to identify, measure, and map the environmental, social, and governance impacts of our business in an effort to be a good corporate citizen and proactively manage the impacts on the communities in which we serve. Helping homebuilders become more productive and efficient is fundamental to what we do, and we are passionate about building this future together.

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Executive Officers of the Registrant

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Builders FirstSource and their ages (as of April 28, 2020) are as follows:

Name	Age	Position(s) Held
M. Chad Crow	52	President, Chief Executive Officer, and Director
Peter M. Jackson	48	Senior Vice President and Chief Financial Officer
David E. Rush	57	Senior Vice President and Chief Operating Officer – East
Scott L. Robins	53	Senior Vice President and Chief Operating Officer – West
Donald F. McAleenan	65	Senior Vice President and General Counsel

M. Chad Crow joined the Corporation in September 1999 and has held several roles of increasing responsibility. Mr. Crow became a director in 2017 and President and CEO on December 29, 2017. In 2009, Mr. Crow was named Senior Vice President and Chief Financial Officer and in 2014 was promoted to President and Chief Operating Officer. Prior to joining Builders FirstSource, he served in a variety of positions at Pier One Imports and Price Waterhouse LLP. Mr. Crow received his B.B.A. degree from Texas Tech University.(1)

Peter M. Jackson joined the Corporation in November 2016 as Senior Vice President and Chief Financial Officer. Prior to joining the Corporation, Mr. Jackson was employed by Lennox International, Inc. (“Lennox”). Since July 2014, Mr. Jackson had served as Vice President and CFO of Lennox’s Refrigeration Segment. His previous positions at Lennox also included Vice President, Finance – Financial Planning and Analysis and Mergers and Acquisitions as well as Vice President and Chief Financial Officer of Lennox’s Residential Heating and Cooling Segment. Before joining Lennox, Mr. Jackson served in multiple financial leadership positions at SPX Corporation, General Electric, and Gerber Scientific. Mr. Jackson is a certified public accountant and a graduate of General Electric’s Experienced Financial Leadership program. He holds an M.B.A. degree from Rensselaer Polytechnic Institute and a B.S. from Bryant University.

David E. Rush was appointed as Senior Vice President and Chief Operating Officer – East in November 2018. Mr. Rush had previously served as Senior Vice President – Strategy and Business Development of the Corporation since August 2017. Prior to that, he had been Senior Vice President – Integration since the acquisition of ProBuild Holdings LLC by the Corporation in July 2015. From 2003 to 2015, Mr. Rush was an Area Vice President, with responsibility for more than 18 locations in three states. He joined the Corporation as Vice President of Finance of the Southeast Group in 1999. Before joining Builders FirstSource, Mr. Rush worked in various accounting and finance positions, primarily with multi-location distribution companies, including as Chief Financial Officer of the Bojangles Restaurant chain. He holds a B.A. in accounting from the University of North Carolina at Chapel Hill.

Scott L. Robins was appointed as Senior Vice President and Chief Operating Officer – West in February 2018. He had been a Senior Vice President – Operations of the Corporation since the acquisition of ProBuild Holdings LLC by the Corporation in July 2015 and with ProBuild prior to that since 2007. At the time of his promotion, he had supervisory responsibility for 93 locations in eight states. Mr. Robins joined Hope Lumber Company in 2004 as a Vice President of Operations, overseeing numerous operations in a three-state area, and continued in that role when Hope was acquired by ProBuild Holdings LLC in 2007. Before then, he had worked in various operational, sales, and supply chain management positions with Anderson Lumber and Stock Building Supply since 1988. Mr. Robins has 30 plus years of experience in the building products business. He holds a B.A. in Finance from Weber State University.

1.

On January 10, 2020, Mr. Crow notified the Board of his decision to retire as President and Chief Executive Officer of the Corporation during 2020 after assisting the Board in hiring his replacement. He has agreed to continue with the Corporation in a consulting capacity for a period of time following the appointment of a new Chief Executive Officer to assist in the transition.

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Executive Officers of the Registrant

Donald F. McAleenan has served as Senior Vice President and General Counsel of the Corporation since 1998. Prior to joining the Corporation, Mr. McAleenan served as Vice President and Deputy General Counsel of Fibreboard Corporation from 1992 to 1997. Mr. McAleenan was also Assistant General Counsel of AT&E Corporation and spent nine years as a securities lawyer at two New York City law firms. Mr. McAleenan is currently a director of Select Interior Concepts, Inc. He has a B.S. from Georgetown University and a J.D. from New York University Law School.

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Executive Compensation and Other Information

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

In the discussion that follows, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. The executive officers of our Company during 2019 (whom we refer to herein as our “named executive officers,” or “NEOs”) were as follows:

Name	Title
Chad Crow	President and Chief Executive Officer
Peter Jackson	Senior Vice President and Chief Financial Officer
Dave Rush	Senior Vice President and Chief Operating Officer - East
Scott Robins	Senior Vice President and Chief Operating Officer - West
Don McAleenan	Senior Vice President and General Counsel

Dave Rush and Scott Robins are operational leaders with separate geographic responsibilities (who we refer to herein as our “Regional NEOs”). Mr. Rush serves as the Senior Vice President and COO of our operations located in the eastern half of the U.S. (“East Region”). Mr. Robins serves as the Senior Vice President and COO of our operations located in the western half of the U.S. (“West Region”). As such, their compensation is aligned to reflect the performance of their respective regions where appropriate.

The remaining three NEOs, Chad Crow, Peter Jackson, and Don McAleenan, are corporate leaders (who we refer to herein as our “Corporate NEOs”). As such, their compensation is aligned to reflect overall company performance, which includes regional and corporate-managed performance metrics.

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Executive Compensation and Other Information

Executive Summary

In early 2019, our Board of Directors tasked our executive team with several priority objectives for the year. The Compensation Committee believes that the executive team substantially accomplished these objectives, which are summarized as follows:

2019 Priority Objectives	2019 Achievements
Adjusted EBITDA(1) (defined below) equal to or greater than $502 million target in our 2019 Annual Operating Plan (“2019 AOP”)	• Record Adjusted EBITDA of $516 million (an increase of 2.9% over 2018) • Record gross margin of 27.2% (an increase of 230 basis points over 2018)
Working Capital as a Percentage of Sales equal to or less than 9.5% target in our 2019 AOP	Working Capital as a Percentage of Sales equal to 8.7%
Reduction of net debt/Adjusted EBITDA leverage ratio (3.1x at December 31, 2018)	Net debt/Adjusted EBITDA leverage ratio of 2.5x at December 31, 2019. Reduction enabled by our generation of $391 million of free cash flow in 2019 (an increase of $210 million over 2018)
Return on invested capital (“ROIC”) of 7.5% or more	Achieved ROIC of 17.1%
Expansion of manufacturing capacity for value-added products	• Acquired four truss manufacturing facilities and a millwork facility • Opened two additional truss facilities • Implemented productivity enhancements at several other existing locations
Continued implementation of various operational initiatives designed to increase operating efficiency, improve customer service, and reduce costs	Made notable progress on the continuing implementation of several operational efficiency and cost reduction initiatives

With our financial and operational objectives in mind, our Compensation Committee designed the 2019 executive compensation program, which included the following components:

•

In view of an expected flattening of the housing market in 2019 and as part of our ongoing cost control program, the Compensation Committee and the executive team froze the salaries of most Builders FirstSource managers making over $100,000, including our NEOs. Accordingly, none of our NEOs received a salary increase in 2019.(2)

•

The Compensation Committee implemented a performance-based annual incentive bonus program for all corporate managers, including our NEOs (the “2019 Corporate Incentive Plan” or the “2019 Plan”). As described in more detail below, the 2019 Corporate Incentive Plan provided our NEOs with an opportunity to earn an annual incentive based on (i) the amount of Adjusted EBITDA generated by the Company in 2019, (ii) the level of working capital as a percentage of sales produced by the Company for the year, and (iii) management’s achievement of key short-term operational objectives set by our CEO in consultation with the Compensation Committee. The Compensation Committee determined to add the operational objectives component as a new metric under our 2019 Plan in place of the discretionary bonus component included in our prior incentive plans in order to better align executive interests with our short-term operational goals. As a result of management’s substantial accomplishment of these financial and operational objectives, our NEOs received 2019 annual incentive awards ranging from 92.3% to 108.7% of their respective target bonus opportunities under the 2019 Plan.

•

The Compensation Committee annually considers the grant of equity incentive awards to our executive team in order to further align the financial interests of our executives with those of our stockholders. Effective in March 2019, the Compensation Committee issued new equity incentive awards to key

1.	Company provided a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 21, 2020.
2.

In response to the global COVID-19 pandemic, our NEOs voluntary elected to temporarily reduce their base salaries beginning in March 2020. Our CEO’s base salary was reduced by 25%, and our other NEOs’ base salaries were reduced by 20%.

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Executive Compensation and Other Information

managers, including our NEOs, in order to promote retention and to incentivize management to maximize the financial performance of our Company. The equity incentive awards consisted of both performance-based restricted stock units (“PRSUs”) and time-vesting restricted stock units (“TRSUs”). The PRSUs vest based on the achievement of annual and three-year ROIC goals set by the Compensation Committee, with a performance modifier based on total shareholder return (“TSR”) of the Company measured over the three-year performance period, as described below. The Compensation Committee selected ROIC as the performance metric for the PRSUs in order to better align management’s financial interest with those of our stockholders over the longer term.

Compensation Principles

Our executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business. Our executive compensation program has historically been guided by several key principles:

•	Provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.
•	Provide incentives to our executive officers to achieve key financial objectives set by the Board of Directors.
•	Provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance”-oriented compensation program.
•	Align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards.
•	Emphasize direct pay components such as cash and equity and avoid indirect compensation such as benefits and perquisites that are not available to employees generally.

Key Executive Compensation Practices

The following is a summary of our executive compensation practices that we believe drive performance and align our executives’ interests with the interests of our stockholders:

•	We strive to provide balanced pay opportunities for our executives, consisting of an appropriate mix of cash and equity, annual and longer-term incentives, and fixed and variable pay.
•	Our annual bonus plan is performance-based, and payouts are subject to minimum thresholds based on performance targets and appropriate caps.
•	Our executive officers participate in the same health and welfare benefit programs and retirement plans as other salaried employees.
•

We adopted a compensation clawback policy that allows the Company, in the event of a restatement of its financial results, to recover excess amounts erroneously paid to executive officers under certain circumstances.

•	Our incentive plan does not provide for automatic “single-trigger” vesting for equity awards upon a change in control.
•	We do not provide any tax gross-ups.
•	Our insider trading policy prohibits any employee or director from engaging in pledging or hedging activities involving Company stock.

Consideration of Most Recent Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on May 22, 2019, over 98% of the shares represented and entitled to vote on the proposal at the annual meeting were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2019 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

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Executive Compensation and Other Information

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

2019 Executive Compensation Process

Role of the Compensation Committee. Under its charter, the Compensation Committee is responsible for (i) reviewing and approving our executive compensation program, (ii) administering our long-term incentive plan, (iii) reviewing the Company’s compensation programs in light of best practices and good corporate governance, (iv) reviewing and approving the Compensation Discussion and Analysis section of our proxy statement, and (v) monitoring the Company’s compensation–related risk. As part of its evaluation process relating to NEO compensation, the Compensation Committee reviewed information compiled by our compensation consultant as well as data compiled by the Company. At meetings held in October and November 2018 and February 2019, the Compensation Committee approved, and recommended to our Board of Directors for its ratification, the 2019 executive compensation program, which included setting 2019 base salaries, approving the 2019 Corporate Incentive Plan, and approving equity incentive awards to be granted in 2019.

Role of Executives. Our CEO and General Counsel, as well as members of our Legal, Human Resources, and Finance Departments, assisted the Compensation Committee and the Board in gathering the information needed for their respective reviews of our 2019 executive compensation program. The Compensation Committee and the Board also considered our CEO’s recommendations for our executive officers (other than himself) with respect to the 2019 executive compensation program.

Role of the Board of Directors. The Board of Directors is responsible for reviewing and ratifying the decisions and recommendations of the Compensation Committee regarding our executive compensation program. In February 2019, after considering the decisions and recommendations of the Compensation Committee, the Board ratified the 2019 executive officer compensation program.

Role of Compensation Consultants. Under its charter, the Compensation Committee is authorized to engage independent outside advisors to assist it in discharging its responsibilities relating to executive compensation. In 2018, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to perform a comprehensive review of our executive compensation program and to conduct market compensation comparisons for our executive officers in order to assist the Compensation Committee in designing our 2019 executive compensation program. The Compensation Committee determined that Meridian is independent under applicable SEC rules. While the Compensation Committee takes Meridian’s advice on compensation matters into consideration, the Compensation Committee has the authority and responsibility to make final decisions on our executive compensation program.

Market Comparisons. The Compensation Committee periodically examines the competitiveness of our executive compensation program to determine how our compensation levels compare to our overall philosophy and target markets. In 2018, the Compensation Committee retained Meridian to assist in updating our Peer Group (defined below) list for purposes of reviewing market compensation comparisons. In our case, peer selection is somewhat difficult due to the lack of publicly-traded companies with whom we compete and the absence of available data for privately-held competitors. Therefore, we have expanded our Peer Group to include additional publicly-traded companies of generally similar size that serve additional end markets to provide a proxy for the market in which we compete for executive talent. Peer selection is primarily focused on size based on revenues because that metric provides a reasonable point of reference for comparing similar positions and scope of responsibility. As a result of Meridian’s work, the Compensation Committee updated the compensation Peer Group to include eight additional companies and to remove nine others. The Compensation Committee believes this revised Peer Group better reflects the pool of companies that we compete against for management talent as well as the size of our business.

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Executive Compensation and Other Information

For purposes of the Compensation Committee review of market compensation comparisons for 2019, the primary peer group (“Peer Group”) included:

Peer Group Companies	GICS Sub-Industry	Revenue(1)
A. O. Smith Corporation	Building Products	$3,144
Beacon Roofing Supply, Inc.	Trading Companies and Distributors	$5,772
BMC Stock Holdings, Inc.	Trading Companies and Distributors	$3,664
Boise Cascade Company	Forest Products	$5,021
Fastenal Company	Trading Companies and Distributors	$4,822
Fortune Brands Home & Security, Inc.	Building Products	$5,447
HD Supply Holdings, Inc.	Trading Companies and Distributors	$5,542
JELD-WEN Holding, Inc.	Building Products	$4,232
Lennox International Inc.	Building Products	$3,932
Masco Corporation	Building Products	$8,173
Mohawk Industries, Inc.	Home Furnishings	$9,904
Owens Corning	Building Products	$6,939
PulteGroup, Inc.	Homebuilding	$9,980
Univar Inc.	Trading Companies and Distributors	$8,621
Universal Forest Products, Inc.	Building Products	$4,467
USG Corporation	Building Products	$3,348
Veritiv Corporation	Trading Companies and Distributors	$8,690
W.W. Grainger, Inc.	Trading Companies and Distributors	$11,091
WESCO International, Inc.	Trading Companies and Distributors	$8,162

1.	Revenue measured as of trailing 12 months starting September 30, 2018. Dollar figures in millions.

Our market comparison analysis consisted of all components of total direct compensation, including base salary, annual bonus, and long-term incentives. These components were measured against data gathered from the proxy statements of the Peer Group.

Elements of our Compensation Program

Components of Compensation. There are three main components of our executive compensation program:

•	Base salary,
•	Annual cash incentives, and
•	Long-term equity incentives.

The Compensation Committee generally seeks to provide total direct compensation opportunities to our executive officers, consisting of base salary, target annual bonus, and long-term equity award value (“TDC”), at approximately the median of the market or below, but individual market positioning may be more or less than median for a variety of reasons such as Company and individual performance, experience, tenure, retention concerns, internal alignment, unique aspects of their role relative to external benchmarks, or other relevant factors. Based on the market comparison surveys conducted by Meridian, the 2019 TDC target opportunities established for our executive officers were consistent with this compensation philosophy and were within the following percentile ranges relative to our Peer Group:

Name	Peer Group Range
Chad Crow	25-50%
Peter Jackson	25-50%
Dave Rush	25-50%
Scott Robins	25-50%
Don McAleenan	Approximately 50%

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Executive Compensation and Other Information

The following sections describe in greater detail each of the elements of our executive compensation program, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salary is designed to compensate the executive officers for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, we generally consider each executive’s role and responsibilities, unique skills, the salary levels for similar positions in our Peer Group companies, and internal pay equity.

For 2019, in expectation of a flattening housing market and as part of our ongoing cost control program, the Compensation Committee and our executive team decided to freeze the salaries of most managers making over $100,000, including our executive officers. Accordingly, none of our NEOs received a salary increase in 2019.

In 2019, the salaries of our executive officers were as listed below and were within the following percentage ranges of our Peer Group:

Name	2018 Salary	2019 Salary	Increase	Peer Group Range
Chad Crow	$ 950,000	$ 950,000	0.0%	25-50%
Peter Jackson	$ 525,000	$ 525,000	0.0%	25-50%
Dave Rush	$ 450,000	$ 450,000	0.0%	Approximately 50%
Scott Robins	$ 434,700	$ 434,700	0.0%	25-50%
Don McAleenan	$ 470,000	$ 470,000	0.0%	50-75%

Annual Cash Incentives

We provide annual cash incentive opportunities to our executive officers that are designed to reward the achievement of financial results measured over the current fiscal year. The Compensation Committee selects the financial performance goals applicable to the annual incentive program, which are based on key financial metrics that are deemed critical to the Company’s near-term success.

2019 Corporate Annual Incentive Plan. For 2019, the Compensation Committee decided to implement an annual cash incentive program for our corporate office managers, including our NEOs, that was similar to the 2018 program. Under the 2019 Corporate Incentive Plan, a target bonus opportunity for each participant was set as a percentage of base salary determined by their position. Actual bonus amounts that could be earned by our NEOs ranged from 0% (for performance below threshold levels) to a maximum of 200% (for performance above target levels) of their respective target bonus amounts. For 2019, the Compensation Committee set the target bonus opportunity for each NEO at 100% of his base salary, as provided in each NEO’s employment agreement. Under the 2019 Plan, 80% of an NEO’s bonus potential was based solely on the Company’s achievement of financial goals in 2019, while the remaining 20% was based on achievement of certain key short-term operational objectives, as described below.

Specifically, the 2019 Corporate Incentive Plan provided for bonuses for our NEOs based on the following metrics:

Metric	Weighting
Adjusted EBITDA	65%
Working Capital as a Percentage of Sales	15%
Operational Goals	20%

The Compensation Committee chose Adjusted EBITDA (as defined below) and Working Capital as a Percentage of Sales as the financial performance goals under the 2019 Plan because it believes that these metrics provide an effective incentive to maximize financial performance and closely align management awards with Company performance and the financial interests of stockholders.

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Executive Compensation and Other Information

Adjusted EBITDA Metric. The 2019 Plan provided that 65% of the bonuses for Messrs. Crow, Jackson, and McAleenan and 32.5% of the bonuses for Messrs. Rush and Robins were based on the amount of Adjusted EBITDA earned by the Company for the year as compared to the budgeted target amount of Adjusted EBITDA included in the Company’s 2019 AOP. The other 32.5% of the Adjusted EBITDA bonus component for Messrs. Rush and Robins was based on the amount of Adjusted EBITDA earned in 2019 by the regions for which they are operationally responsible as compared to the 2019 AOP. “Adjusted EBITDA” is calculated as earnings before interest, taxes, depreciation, and amortization, as adjusted for other non-recurring and/or non-cash items.

The 2019 Plan provided that no bonuses would be earned under the Adjusted EBITDA component unless the Company achieved more than 70% of its Adjusted EBITDA target included in the 2019 AOP, as set by the Board of Directors.

The following grid outlines the scaled bonus payments for this component of the 2019 Plan.

Adjusted EBITDA Targets (65% Weighting)
Target Levels	Percentage of Target Earned
Under $352 million	0%
$402 million	50%
$452 million	75%
$502 million	100%
$603 million	150%
$653 million	maximum 200%

The Adjusted EBITDA target included in the 2019 AOP was $502 million. As noted above, the Company achieved Adjusted EBITDA of $516 million for fiscal year 2019, 2.9% above the AOP target. The following chart shows the 2019 performance of each NEO under the Adjusted EBITDA component of the 2019 Plan.

Adjusted EBITDA Actual Performance (65% Weighting)
Name	Percentage of Target Earned
Chad Crow	107.1%
Peter Jackson	107.1%
Dave Rush	119.1%
Scott Robins	92.8%
Don McAleenan	107.1%

The Adjusted EBITDA-related bonus amounts paid to our NEOs for 2019 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement.

Working Capital Metric. Working capital is a measurement of the Company’s operating liquidity and includes funds invested in accounts receivable, product inventories, and accounts payable. The Compensation Committee set the Working Capital as a Percentage of Sales target under the 2019 Plan for the Corporate NEOs at 9.5%, because that matched the Company’s budgeted working capital target included in the 2019 AOP. This working capital target included both the regional working capital results, as well as working capital managed at the corporate level (e.g., checks outstanding, corporate accruals, and prepaid assets). If the actual working capital percentage for the year was lower than the target, the bonus payment would increase. If the actual working capital percentage was higher than the target, the bonus payment would decrease. Under the 2019 Plan, the Company had to achieve at least 70% of the 2019 working capital target (or a maximum of 12.2% Working Capital as a Percentage of Sales) to trigger any payment.

The Compensation Committee set the working capital target for the Regional NEOs under the 2019 Plan as a “Working Capital Days” improvement over 2018. The two Regional NEOs were measured based on the operating Working Capital Days performance of their respective regions, with targets set at 45.2 days for the East Region and 48.3 days for the West Region, because that matched the budgeted working capital target for each region

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Executive Compensation and Other Information

included in the 2019 AOP. If the region’s actual Working Capital Days for the year was lower than the target, the bonus payment would increase. If the actual Working Capital Days was higher than the target, the bonus payment would decrease. Under the 2019 Plan, each Region had to achieve a maximum Working Capital Days target (58.6 days for the East Region and 62.7 days for the West Region) to trigger any payment.

The following grid outlines the scaled bonus payment for this component of the 2019 Plan, depending on (i) for the Corporate NEOs, the actual Working Capital percentage achieved by the Company for the year and (ii) for the Regional NEOs, the actual Working Capital Days achieved by their respective regions for the year:

Working Capital Targets (15% Weighting)
Working Capital			Percentage of Target Earned
Corporate (percentage)	East Region (days)	West Region (days)
Under 12.3%	Under 58.7	Under 62.8	0%
11.40%	54.2	57.9	50%
10.40%	49.7	53.1	75%
9.5%	45.2	48.3	100%
7.60%	36.1	38.6	150%
6.60%	31.6	33.8	maximum 200%

The Company achieved an 8.7% Working Capital as a Percentage of Sales result for 2019, which was below its budget target. Our East Region and West Region achieved Working Capital Days of 45.3 and 52.7, respectively. The following chart shows the 2019 performance of each NEO under the Working Capital as a Percentage of Sales component of the 2019 Plan.

Working Capital Actual Performance (15% Weighting)
Name	Percentage of Target Earned
Chad Crow	120.05%
Peter Jackson	120.05%
Dave Rush	99.43%
Scott Robins	76.88%
Don McAleenan	120.05%

The working capital-related bonus amounts paid to our NEOs for 2019 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement.

Operational Objectives Component. The Compensation Committee believes that the ability to incentivize the achievement of key short-term operational objectives by our executives is important to the Company’s success. Therefore, in addition to the Adjusted EBITDA and Working Capital metrics described above, the Compensation Committee decided that the 2019 Plan should include the achievement of specific operational objectives as a component of our NEO bonus program. For 2019, the Compensation Committee determined that our NEOs would be eligible for a maximum payment of up to 20% of their target bonus amounts based on achievement of the designated objectives. The operational objectives selected by the Compensation Committee in consultation with our CEO are as follows:

•	Raising Special Order Product Margins (5% weighting). This objective was aimed at raising the gross margin on our special order product sales across each regional operating group.
•

Fleet Operations (10% weighting). This objective included two components: (i) reduction of excess fleet units (5% weighting) and (ii) reduction of fleet idle time by a designated percentage (5% weighting).

•	Safety (5% weighting). This objective was aimed at achieving a reduction in worker accidents in 2019 as compared to the prior year.

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Executive Compensation and Other Information

The Compensation Committee, in consultation with our CEO, set these objectives on a company-wide basis, with the executive officers being responsible for their implementation. The performance of Messrs. Crow, Jackson, and McAleenan against these objectives was based on the overall performance of the Company as a whole during 2019. The performance of Mr. Rush and Mr. Robins against these objectives for 2019 was based on the performance of the regions for which they are responsible. The following charts show the 2019 performance of each NEO against the various operational objectives set by the Compensation Committee.

Operational Objectives Actual Performance (20% Weighting)
Name	Percentage of Target Earned
Chad Crow	91.5%
Peter Jackson	91.5%
Dave Rush	81.5%
Scott Robins	102.0%
Don McAleenan	91.5%

As a result of the Company’s 2019 financial performance, as well as the substantial achievement by our executive team of the operational objectives described above, our NEOs received aggregate bonuses as follows:

Name	2019 Salary	2019 Target Bonus	Percentage of 2019 Target Bonus Earned
Chad Crow	$ 950,000	100%	105.9%
Peter Jackson	$ 525,000	100%	105.9%
Dave Rush	$ 450,000	100%	108.7%
Scott Robins	$ 434,700	100%	92.3%
Don McAleenan	$ 470,000	100%	105.9%

The bonus amounts paid to our NEOs for 2019 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in this Proxy Statement.

Long-Term Equity Incentives

A key component of our executive compensation program consists of rewards for long-term strategic accomplishments and enhancement of long-term stockholder value through the use of equity-based incentives. We believe that long-term incentive compensation performs an essential role in attracting and retaining talented executives and providing them with incentives to maximize stockholder value. Restricted stock unit (“RSU”) awards and stock options have historically been the primary long-term incentive vehicles that we use in our executive compensation program. In 2019, the Compensation Committee decided to grant PRSUs and TRSUs, consistent with our practice in recent years. These award vehicles were selected by the Compensation Committee due to their retention value and the performance link to our stock price.

Effective March 1, 2019, the Compensation Committee and the Board approved RSU awards to key managers, including our NEOs, in order to promote retention and provide incentive to management to maximize the Company’s financial performance over an extended period. 50% of the RSU grants are time-vesting and the other 50% vest contingent on the achievement of performance metrics, as described below:

•	Time-Vesting. The TRSUs vest over three years in equal annual installments.

•

Performance-Vesting. The PRSUs vest in full on the third anniversary of the grant date based on the Company’s achievement of annual and three-year ROIC targets, with the payout subject to a modifier in the event that the Company’s TSR significantly outperforms or underperforms the TSR of our Peer Group over the three-year measurement period.

The Compensation Committee chose the above performance metrics for 50% of the RSU grants to each NEO in order to (i) incentivize our executive team to grow the Company’s ROIC in conjunction with the Adjusted EBITDA and Working Capital financial metrics applicable to our 2019 Corporate Incentive Plan, and (ii) ensure that our

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Executive Compensation and Other Information

NEOs’ financial interests are aligned with those of our stockholders over an extended period. The Compensation Committee determined that the balance of the RSU award to each NEO should be time-vesting because it views retention of key management talent as a critical function of our long-term equity incentive program.

The target value of the performance-based and time-vesting RSU awards made to each executive officer for 2019 was as follows:

Name	Value of RSU award
Chad Crow	$ 3,000,000
Peter Jackson	$ 1,000,000
Dave Rush	$ 500,000
Scott Robins	$ 500,000
Don McAleenan	$ 700,000

The RSU awards to each of our executive officers were set between the 25th percentile and the median of the market. The RSU awards granted to our NEOs in 2019 are reflected in the “2019 Grants of Plan-Based Awards” table later in this Proxy Statement.

Performance Measurement – ROIC Component. The Compensation Committee believes that ROIC is an effective metric to measure the Company’s efficiency at allocating capital and generating returns for stockholders.

In establishing a long-term performance goal, the Compensation Committee and management believe it is appropriate to incentivize immediate and continued performance against pre-established goals. Additionally, as we operate in a cyclical industry, it is important to mitigate large swings in performance (either up or down). As such, the ROIC incentive plan was designed to reward for 3 individual performance years based on continual improvement from prior year results as well as the achievement against a pre-set 3-year objective. This provides the appropriate balance between year-over-year improvement and long-term sustained performance.

ROIC is defined as:

Adjusted EBIT
(Total Debt + Finance and Operating Lease Obligations – Cash and Cash Equivalents + Stockholders’ Equity) *

*  Calculated based on trailing four quarter average for each of the annual tranches

ROIC performance is measured over four separate measurement tranches: an annual ROIC measurement for each of 2019-2021 and a cumulative ROIC measurement for performance over the three-year period.

Measurement Tranche	Weight
2019 ROIC	25%
2020 ROIC	25%
2021 ROIC	25%
3-year Avg. ROIC (2019-2021)	25%

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Executive Compensation and Other Information

For each tranche, payout would begin at 50% at the minimum performance goal, would increase to 100% at the full payout target, and would be capped at 200% at the maximum target. There will be no payout for a tranche where the minimum goal is not met. Payout percentages between targets would be determined by linear interpolation. The payout scale is set forth in the following table.

Tranche	Minimum (50% Payout)	Full Payout (100% Payout)	Maximum (200% Payout)
2019 ROIC	2018 Actual ROIC	2018 Actual ROIC + 7.5% Improvement	2018 Actual ROIC + 17.5% Improvement
2020 ROIC	2019 Actual ROIC	2019 Actual ROIC + 7.5% Improvement	2019 Actual ROIC + 17.5% Improvement
2021 ROIC	2020 Actual ROIC	2020 Actual ROIC + 7.5% Improvement	2020 Actual ROIC + 17.5% Improvement
3-year Avg. ROIC	2018 Actual ROIC + 7.5% Improvement	3-year Avg. Minimum Target + 7.5% Improvement	3-year Avg. Minimum Target + 17.5% Improvement

As shown in the above grid, for each of the annual tranches, (i) minimum payout requires hitting the actual ROIC performance for the prior year, (ii) target payout is based on achieving the actual ROIC performance for the prior year plus a 7.5% improvement, and (iii) maximum payout would require generating a 17.5% improvement over the actual ROIC performance for the prior year. For the three-year average tranche, (i) the minimum payout threshold is a 7.5% improvement over actual 2018 ROIC, (ii) the target payout is a 7.5% increase over that minimum target, and (iii) the maximum target is a 17.5% increase above the minimum payout threshold.

As mentioned above, the Company’s TSR measured over the three-year vesting period of the awards will be used as a modifier rather than a primary metric. If the Company’s TSR is in the bottom two of the selected peer group of eight companies, the payout based on the ROIC percentage will be reduced by 10%. If the Company’s TSR is in the top two of that group, the payout based on the ROIC percentage will be increased by 10%. For this purpose, the peer group will not be the same as the Peer Group used for executive compensation and shown earlier in this Proxy Statement. It will be focused on companies whose businesses are the most similar to ours and, correspondingly, have stock prices that should perform more like the Company’s stock price relative to general fluctuations in the economy.

Any payouts generated by the 2019 and 2020 tranches would be subject to additional time-based vesting requirements such that they would vest in each of the annual 2019, 2020, and 2021 tranches upon the conclusion of the three-year performance period based on achievement of the ROIC and TSR performance goals for each tranche, provided that our NEOs remain employed by the Company for the full three-year period of the grant.

Executive Benefits and Perquisites

The Company seeks to maintain an egalitarian culture in its facilities and operations. The Company does not provide its executive officers with perquisites or special benefits that are not available to other employees. Company-provided air travel for officers is for business purposes only and is by commercial air carriers. The Company’s health care, insurance, 401(k) plan (including Company matching contributions), and other welfare and employee-benefit programs are the same for all eligible employees, including the NEOs, except that employees making over $100,000 annually make higher monthly contributions for their health insurance benefits.

The benefits provided to our named executive officers during 2019 are set forth in the “All Other Compensation” column of the “Summary Compensation Table” later in this Proxy Statement.

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Executive Compensation and Other Information

Post-Termination Compensation

The Board believes that severance benefits are necessary in order to attract and retain the caliber and quality of executive that the Company needs in its most senior positions.

The Company has entered into employment agreements with each of its executive officers. The terms of these agreements are described under the caption “Employment Agreements” later in this Proxy Statement. These agreements provide the Company with protection in the form of restrictive covenants, including non-competition, non-solicitation, and confidentiality covenants. The Board considered the advisability of using employment agreements with its executive officers and determined that they are in the best interests of the Company insofar as they permit the Company to achieve its goals of attracting and retaining the best possible executive talent while obtaining post-employment non-competition and non-solicitation covenants from executive officers.

Under the terms of their employment agreements, our executive officers are entitled to certain severance benefits in the event their employment is terminated by the Company without “cause” or by the NEO under certain circumstances, as described in the employment agreements. These severance benefits include salary continuation for a period of one year, continuation of health and welfare benefits during this period, and a payment equal to the average annual bonus amount paid to the executive for the prior two fiscal years. These severance benefits are described under the caption “Potential Payments Upon Termination or Change in Control” later in this Proxy Statement.

Retirement / Post-Employment Benefits

The Company does not provide any retirement programs or benefits to its NEOs other than its 401(k) program, which is available to all employees. This is consistent with our emphasis on direct compensation and our philosophy of maintaining an egalitarian culture.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

Submitted by the Compensation Committee:

Cleveland A. Christophe (Chair)

Daniel Agroskin

Brett N. Milgrim

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Executive Compensation and Other Information

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our NEOs, or that was otherwise earned by our NEOs, for their services in all capacities during 2019, 2018, and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
M. Chad Crow
Chief Executive Officer and President	2019	950,000	—	3,041,688	1,006,264	4,200	5,002,152
	2018	939,904	—	3,048,839	928,929	4,125	4,921,797
	2017	677,404	—	2,205,269	604,775	6,260	3,493,708
Peter M. Jackson
Senior Vice President and Chief Financial Officer	2019	525,000	—	1,013,887	556,093	4,200	2,099,180
	2018	498,077	—	813,011	513,356	4,125	1,828,569
	2017	425,000	150,000(4)	402,703	280,396	3,260	1,261,359
David E. Rush
Senior Vice President and Chief Operating Officer - East	2019	450,000	—	506,937	488,950	4,200	1,450,087
	2018	372,192	—	279,459	367,607	4,125	1,023,383
Scott L. Robins
Senior Vice President and Chief Operating Officer - West	2019	434,700	—	506,937	401,161	4,200	1,346,998
	2018	423,064	—	508,140	425,058	5,971	1,362,233
Donald F. McAleenan
Senior Vice President and General Counsel	2019	470,000	—	709,727	497,836	4,200	1,681,763
	2018	470,000	—	711,386	459,575	4,125	1,645,086
	2017	459,231	—	549,571	413,446	4,817	1,427,065

1.

Reflects the aggregate grant date fair value of restricted stock unit awards, which for 2019 included both time-based vesting and performance-based vesting RSUs. The fair value of these awards was determined in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The grant date fair value of time-based vesting RSUs was equal to the closing price of our Common Stock on the grant date. The grant date fair value of the performance-based vesting RSUs, utilizing an annual return on invested capital (“ROIC”) measurement for each of 2019-2021 individually and a cumulative ROIC measurement for performance over that three-year period, and subject to a total shareholder return modifier, was determined using the Monte Carlo simulation model, which is based on a number of factors. If achievement of the highest level of performance conditions is assumed, the grant date fair value of the awards to Messrs. Crow, Jackson, Rush, Robins, and McAleenan would increase by $1,850,014, $616,657, $308,314, $308,314, and $431,663, respectively. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

2.

Reflects cash incentive awards earned under the 2019 Corporate Annual Incentive Plan. For information regarding our 2019 Corporate Annual Incentive Plan, see the discussion in the “Compensation Discussion and Analysis” section above.

3.

Amounts for 2019 consist of employer contributions to 401(k) plans. Each of the NEOs received a 30% match for his contribution up to 5% of his annual compensation in 2019, subject to a maximum match pursuant to Internal Revenue Service regulations.

4.

Pursuant to the terms of his offer letter and employment agreement, Mr. Jackson received a $350,000 signing bonus in connection with his joining the Corporation. $200,000 of that bonus was paid in 2016, and the remaining $150,000 was paid in 2017.

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Executive Compensation and Other Information

2019 Grants of Plan-Based Awards

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2019.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. Chad Crow
			47,500	950,000	1,710,000
	3/1/19	2/20/19							106,914	$1,500,003
	3/1/19	2/20/19				12,027	106,913	235,208		$1,541,685
Peter M. Jackson
			26,250	525,000	945,000
	3/1/19	2/20/19							35,638	$500,001
	3/1/19	2/20/19				4,009	35,637	78,401		$513,886
David E. Rush
			22,500	450,000	810,000
	3/1/19	2/20/19							17,819	$250,001
	3/1/19	2/20/19				2,004	17,818	39,199		$256,936
Scott L. Robins
			21,375	434,700	782,460
	3/1/19	2/20/19							17,819	$250,001
	3/1/19	2/20/19				2,004	17,818	39,199		$256,936
Donald F. McAleenan
			23,500	470,000	846,000
	3/1/19	2/20/19							24,947	$350,006
	3/1/19	2/20/19				2,806	24,946	54,881		$359,721

1.

Represents threshold, target, and maximum payout levels for 2019 performance under the 2019 Corporate Annual Incentive Plan, which was established under the 2014 Incentive Plan. The threshold amount for each of Messrs. Crow, Jackson, Rush, Robins, and McAleenan represents the minimum amount that could be paid under any of the four specific short-term operational objectives comprising the operational objectives component metric of the 2019 Corporate Annual Incentive Plan. For more information regarding the 2019 Corporate Annual Incentive Plan, see the discussion in the “Compensation Discussion and Analysis” section above.

2.

Reflects awards of performance-based vesting RSUs under the 2014 Incentive Plan. Each award vests on the third anniversary of the grant date based on four separate performance measures: an annual return on invested capital (“ROIC”) measurement for each of 2019-2021 and a cumulative ROIC measurement for performance over that three-year period. For each of the annual tranches, (i) minimum payout requires achieving the actual ROIC performance for the prior year, (ii) full payout requires achieving the actual ROIC performance for the prior year plus a 7.5% improvement, and (iii) maximum payout requires achieving a 17.5% improvement over the actual ROIC performance for the prior year. For the three-year average tranche, (i) minimum payout requires achieving the actual ROIC performance for 2018 plus a 7.5% improvement, (ii) the full payout target is a 7.5% increase over that minimum target, and (iii) the maximum target is a 17.5% increase above the minimum payout threshold. Additionally, the awards are subject to a total shareholder return (“TSR”) modifier. If the Corporation’s TSR is in the bottom two of a selected peer group, the payout based on the ROIC percentage will be reduced by 10%. If the Corporation’s TSR is in the top two of the selected peer group, the payout based on the ROIC percentage will be increased by 10%.

3.	Reflects awards of time-based vesting RSUs under the 2014 Incentive Plan. Each award vests in three equal annual installments on March 1, 2020, 2021, and 2022.
4.

Reflects the aggregate grant date fair value of restricted stock unit awards granted in 2019. The fair value of these awards was determined in accordance with the Compensation — Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. For time-based vesting RSUs, the grant date fair value of such RSUs is equal to the closing price of our Common Stock on the grant date. The grant date fair value of performance-based vesting RSUs was determined using the Monte Carlo simulation model, which is based on a number of factors. The weighted average assumptions used in determining the grant date fair value of these awards are set forth in Note 2, “Summary of Significant Accounting Policies,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

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Executive Compensation and Other Information

Employment Agreements

We have employment agreements with each of our continuing named executive officers that include the terms described below. Additional information regarding the severance benefits provided under the employment agreements may be found under “Potential Payments Upon Termination or Change in Control.”

Name	Date of Employment Agreement and Amendments	Base Salary on January 1, 2019	Changes to Salary in 2019
M. Chad Crow	February 23, 2010 (as amended May 19, 2017 and December 29, 2017)	$950,000	None
Peter M. Jackson	November 14, 2016 (as amended May 19, 2017)	$525,000	None
David E. Rush	November 29, 2018	$450,000	None
Scott L. Robins	February 20, 2018	$434,700	None
Donald F. McAleenan	January 15, 2004 (as amended October 29, 2008 and May 19, 2017)	$470,000	None

Each of these agreements has a one-year term, with automatic one-year renewals commencing on the first anniversary of the effective date of the employment agreement, unless either party provides at least 90 days’ notice of non-renewal.

The employment agreements provide for the payment of an annual cash incentive bonus with a minimum target of 100% of base salary for each of Messrs. Crow, Rush, Robins, and McAleenan. For Mr. Jackson, his employment agreement provides for a bonus with a minimum target of 75% of his base salary, but the Board subsequently raised his actual bonus to 100% of his base salary to match the other NEOs. The employment agreements also provide that the executives are entitled to fully participate in all (i) health and dental benefits and insurance programs, (ii) life and short- and long-term disability benefits and insurance programs, and (iii) defined contribution and equity compensation programs, all as available to senior executive officers of the Corporation generally. Mr. Jackson’s agreement also provides that he will receive equity compensation during each fiscal year that has a minimum grant date fair market value of at least $425,000.

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Executive Compensation and Other Information

2019 Outstanding Equity Awards at Year-End

The following table provides information concerning equity awards that are outstanding as of December 31, 2019 for each of our NEOs.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
M. Chad Crow
					14,582(2)	370,528
							43,740(3)	1,111,433
							55,493(4)	1,410,077
					47,192(5)	1,199,149
							70,788(6)	1,798,723
					106,914(7)	2,716,685
							106,913(8)	2,716,659
Peter M. Jackson
					4,873(2)	123,823
							14,614(3)	371,342
					12,585(5)	319,785
							18,876(6)	479,639
					35,638(7)	905,562
							35,637(8)	905,536
David E. Rush
	19,108(9)		7.67	2/11/24
					2,741(2)	69,649
							8,218(3)	208,819
					4,326(5)	109,924
							6,488(6)	164,860
					17,819(7)	452,781
							17,818(8)	452,755
Scott L. Robins
					2,168(2)	55,089
							6,498(3)	165,114
					7,866(5)	199,875
							11,798(6)	299,787
					17,819(7)	452,781
							17,818(8)	452,755
Donald F. McAleenan
					6,649(2)	168,951
							19,944(3)	506,777
					11,012(5)	279,815
							16,516(6)	419,672
					24,947(7)	633,903
							24,946(8)	633,878

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Executive Compensation and Other Information

1.	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2019 ($25.41).
2.

Restricted stock units awarded to the executive on March 1, 2017 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of March 1, 2018, 2019, and 2020. Each restricted stock unit converts into one share of common stock upon vesting.

3.

Restricted stock units awarded to the executive on March 1, 2017 under the 2014 Incentive Plan. One half of each award vests on March 1, 2020 if the Corporation’s total shareholder return between December 31, 2016 and December 31, 2019 exceeds the median total shareholder return of its comparative peer group over that same period. The other half of each award vests on March 1, 2020 if the growth rate in the Corporation’s sales in 2019 compared to its 2016 sales exceeds a composite measure of industry growth based on the increase in single family starts (65% weighting), multi-family starts (10% weighting), and repair and remodeling sales (25% weighting) in the United States in 2019 compared to 2016. Each restricted stock unit converts into one share of common stock upon vesting. The amounts reflected assume target payouts.

4.

Restricted stock units awarded to the executive on October 31, 2017 under the 2014 Incentive Plan. One half of the award vests on March 1, 2022 if the Corporation’s earnings before adjustments for interest, taxes, depreciation, and amortization for the year ended December 31, 2021 (“2021 Adjusted EBITDA”) equals or exceeds $650 million. The other half of the award vests on March 1, 2022 if the Corporation’s ratio of net debt to 2021 Adjusted EBITDA on December 31, 2021 is equal to or less than 3.0:1. Each restricted stock unit converts into one share of common stock upon vesting.

5.

Restricted stock units awarded to the executive on March 1, 2018 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of March 1, 2019, 2020, and 2021. Each restricted stock unit converts into one share of common stock upon vesting.

6.

Restricted stock units awarded to the executive on March 1, 2018 under the 2014 Incentive Plan. One half of each award (the “TSR Vesting Units”) vests on March 1, 2021 based on the Corporation’s total shareholder return between December 31, 2017 and December 31, 2020 (“Corporation TSR”) compared to the median total shareholder return of its comparative peer group over that same period (“Peer Median TSR”). Payouts begin at 75% of the TSR Vesting Units when the Corporation’s common stock performs 75% as well as the Peer Median TSR and increase as Corporation TSR improves compared to Peer Median TSR. The maximum payout for the TSR Vesting Units would be 150% of target, which would be achieved if Corporation TSR is 50% better than Peer Median TSR. However, the payout of the TSR Vesting Units is capped at 100% if Corporation TSR is negative, regardless of how much it out performs Peer Median TSR. The other half of each award vests on March 1, 2021 if the growth rate in the Corporation’s sales in 2020 compared to its 2017 sales exceeds a composite measure of industry growth based on the increase in single family starts (70% weighting), multi-family starts (6% weighting), and repair and remodeling sales (24% weighting) in the United States in 2020 compared to 2017. The amounts reflected assume target payouts.

7.

Restricted stock units awarded to the executive on March 1, 2019 under the 2014 Incentive Plan. The restricted stock units vest in three equal annual installments on each of March 1, 2020, 2021, and 2022. Each restricted stock unit converts into one share of common stock upon vesting.

8.

Restricted stock units awarded to the executive on March 1, 2019 under the 2014 Incentive Plan. The award vests on March 1, 2022 based on four separate performance measures: an annual return on invested capital (“ROIC”) measurement for each of 2019-2021 and a cumulative ROIC measurement for performance over that three-year period. For each of the annual tranches, (i) minimum payout requires achieving the actual ROIC performance for the prior year, (ii) full payout requires achieving the actual ROIC performance for the prior year plus a 7.5% improvement, and (iii) maximum payout requires achieving a 17.5% improvement over the actual ROIC performance for the prior year. For the three-year average tranche, (i) minimum payout requires achieving the actual ROIC performance for 2018 plus a 7.5% improvement, (ii) the full payout target is a 7.5% increase over that minimum target, and (iii) the maximum target is a 17.5% increase above the minimum payout threshold. Payout percentages between targets are linear. Additionally, the awards are subject to a total shareholder return (“TSR”) modifier. If the Corporation’s TSR is in the bottom two of a selected peer group, the payout based on the ROIC percentage will be reduced by 10%. If the Corporation’s TSR is in the top two of the selected peer group, the payout based on the ROIC percentage will be increased by 10%. The amounts reflected assume target payouts.

9.	Stock options awarded to the executive on February 11, 2014 under the 2007 Incentive Plan. The options vested in four equal tranches on each of February 11, 2015, 2016, 2017, and 2018.

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Executive Compensation and Other Information

2019 Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock awards and the exercise of stock options held by our NEOs in 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
M. Chad Crow	76,423	674,724	107,647	1,362,574
Peter M. Jackson	—	—	11,163	156,617
David E. Rush	12,000	202,316	14,295	176,607
Scott L. Robins	—	—	13,800	173,974
Donald F. McAleenan	116,327	1,222,182	36,200	446,569

1.

Reflects the value as calculated by the difference between the market price of our Common Stock at the time of the exercise and the exercise price of the stock options, multiplied by the number of options exercised.

2.	Reflects the value as calculated by multiplying the number of shares of stock by the closing market price of our Common Stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

As described above in “Employment Agreements,” we entered into employment agreements with our NEOs, which, among other things, provide benefits to them in the event of a termination of employment under certain circumstances.

Termination by the Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination.  Under each of these employment agreements, in the event that (i) the executive’s employment is terminated by us without “cause” (as defined in the employment agreement), (ii) the executive terminates his employment because of a material adverse diminution in job title or responsibilities or a relocation of his principal place of employment more than 100 miles from its current location without his consent, (iii) we notify the executive of our intent not to renew the employment agreement and the executive delivers a “notice of resignation” (as defined in the employment agreement) within 90 days of receipt of the notice of non-renewal, or (iv) the executive’s employment is terminated by mutual consent and the parties enter into an agreement whereby the executive agrees to be bound by the post-termination restrictive covenants in the agreement (described below), the executive will be entitled to continuation of his base salary and health benefits for one year after the date of termination plus payment of an amount equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

Termination by Reason of Executive’s Death or Disability.  The employment agreements also provide that, upon the executive’s termination of employment by reason of his death or disability, the executive (or his beneficiaries) will be entitled to continuation of his base salary and health benefits for one year after the date of termination. In the event of executive’s disability, this amount will be reduced by the proceeds of any short- and/or long-term disability payments the executive receives under the Corporation’s plans.

Restrictive Covenants.  During the executive’s employment with us and for one year thereafter, the executive may not disclose confidential information and may not directly or indirectly compete with the Corporation. In addition, the executive may not solicit or hire any employees of the Corporation or any of its subsidiaries during his employment with us and for two years thereafter.

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Executive Compensation and Other Information

Summary of Termination Payments and Benefits

The following table summarizes the value of the termination payments and benefits that our NEOs would receive if they had terminated employment on December 31, 2019 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Mr. Crow	Mr. Jackson	Mr. Rush	Mr. Robins	Mr. McAleenan
Reason for Termination: By Corporation Without Cause; Certain Terminations by the Executive; Non-Renewal of Employment Agreement; Mutual Consent to Termination(1)
Cash Severance(2)	$1,917,597	$1,059,725	$878,279	$847,810	$948,706
Health and Welfare Continuation(3)	13,296	12,381	13,680	12,634	18,455
Total Estimated Value of Payments and Benefits(4)	$1,930,893	$1,072,106	$891,959	860,444	$967,161
Death or Disability(5)
Cash Severance(6)	$950,000	$525,000	$450,000	$434,700	$470,000
Health and Welfare Continuation(3)	13,296	12,381	13,680	12,634	18,455
Total Estimated Value of Payments and Benefits(4)	$963,296	$537,381	$463,680	447,334	$488,455

1.

In the case of a termination by mutual consent of a named executive officer, the officer must agree to be bound by certain post-termination restrictive covenants in order to be eligible to receive Cash Severance and Health and Welfare Continuation benefits.

2.

This amount includes the dollar value of continuation of the executive’s then-current base salary for a period of one year and a lump sum payment equal to his “average bonus compensation” (defined in the employment agreements as an amount equal to the average of the annual bonus amounts earned by the executive under the Corporation’s annual incentive plan during the two most recent fiscal years ended prior to the executive’s date of termination).

3.	The dollar value represents the cost of providing continued health and welfare benefits to the executive for one year after his date of termination of employment.
4.

Payments of cash severance under these agreements will be made in accordance with the Corporation’s regular payroll practices. However, to the extent any amount or benefit would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (i) the payment of such amount or benefit shall only be in connection with an event that constitutes a Section 409A-compliant “separation from service” and (ii) if the amount or benefit would otherwise be payable or distributable during a period in which the executive is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then the executive’s right to receive such payment or distribution will be delayed until the earlier of the executive’s death or the first day of the seventh month following the executive’s separation of service.

5.	Does not include the dollar value of potential short-term and/or long-term disability payments.
6.

This amount includes the dollar value of continuation of the executive’s then-current base salary for a period of one year. In the case of disability, this amount shall be reduced by the proceeds of any short- and/or long-term disability payments.

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Executive Compensation and Other Information

Chief Executive Officer Pay Ratio Disclosure

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

To determine our median employee pay, we chose total cash compensation paid through our payroll system in 2019 as our consistently applied compensation measure. That amount does not include any 401(k) match. We then annualized base salary for those employees who commenced work during 2019 and any employees who were on an unpaid leave of absence for a portion of 2019. As of December 31, 2019, we had 15,608 employees. Using this methodology, we identified the median employee as of December 31, 2019.

That person’s total annual compensation in 2019 was $54,860. The total annual compensation of Chad Crow, who was our CEO in 2019, was $5,015,448. Those annual compensation amounts include the value of company-paid cost of health and life insurance for both the median employee and Mr. Crow. The value of company-paid health and life insurance is not included in the Summary Compensation Table above because that benefit is available to all full-time employees and does not discriminate against lower-paid employees. In addition to company-paid cost of health and life insurance, Mr. Crow’s total annual compensation includes his base salary, long-term equity incentives awards, non-equity incentive plan bonus, and company-paid contributions to his 401(k) plan.

Accordingly, the ratio of CEO pay to median employee pay in 2019 was 91:1.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Proposal 2 — Advisory Vote on Executive Compensation

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, this proposal provides stockholders with an opportunity to cast a non-binding, advisory vote on the 2019 compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the disclosure rules of the Securities and Exchange Commission. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject, or abstain from voting with respect to our fiscal 2019 executive compensation program.

At the 2019 annual meeting of stockholders, over 98% of the shares represented at the meeting in person or by proxy and entitled to vote were voted in support of the Corporation’s compensation program. At the 2017 annual meeting of stockholders, the Corporation’s stockholders selected, on a non-binding, advisory basis, an annual vote for the frequency at which the Corporation should include a say on pay vote in its proxy statement for stockholder consideration. In light of this result and other factors considered by the Board, the Board determined that the Corporation will hold say on pay votes every year until the next required non-binding, advisory vote on the frequency of such votes, which is required to be held no later than the Corporation’s 2023 annual meeting of stockholders.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, our 2019 executive compensation program has been designed to provide a total compensation package that allows us to attract, retain, and motivate executives who have the talent to capably manage our business.

Our compensation program is intended to:

•	Provide total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent,
•	Provide incentives to our executive officers to achieve key financial objectives set by the Board,
•	Provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program,
•	Align the financial interests of executives with stockholder interests by providing significant compensation opportunities in the form of equity awards, and
•	Emphasize direct pay components such as cash and equity and avoid indirect compensation such as benefits and perquisites that are not available to employees generally.

This proposal allows our stockholders to express their opinions regarding the decisions of the Board and the Compensation Committee on the annual compensation for the NEOs in 2019. This advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Corporation’s executive compensation program with the interests of the Corporation and its stockholders. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote on this proposal at the annual meeting.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the Board. The Compensation Committee and the Board will consider the outcome of the vote when setting future compensation arrangements for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2019 EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Messrs. Christophe, Agroskin, Milgrim, and Griffin served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of Builders FirstSource or any of its subsidiaries during the last fiscal year or at any other time. None of the members of the Compensation Committee had any relationship with the Corporation during the last fiscal year that would require disclosure under Item 404 of Regulation S-K. No executive officer of the Corporation served as a member of the board of directors or compensation committee of another entity, one of whose executive officers served on the Compensation Committee or the Board of Builders FirstSource.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation’s Code of Business Conduct and Ethics and its Supplemental Code of Ethics, both of which are in writing, provide guidelines for identifying, reviewing, approving, and ratifying related party transactions. Related party transactions include those transactions that create an actual, apparent, or potential conflict of interest. Related party transactions involving the Corporation’s Chief Executive Officer, President, Chief Financial Officer, or Controller (or persons forming similar functions, including our Chief Accounting Officer) must be submitted to the General Counsel for review. If the General Counsel determines that an actual or apparent conflict of interest exists, the transaction must be submitted to the Audit Committee for approval. The directors and executive officers, as well as all other employees of the Corporation, must obtain a waiver for any activity that violates the Corporation’s Code of Business Conduct and Ethics. The Corporation’s Compliance Committee, which is made up of representatives from our Finance, Legal, Human Resources, and Internal Audit Departments, is responsible for the administration of the Code of Business Conduct and Ethics. However, only the Audit Committee may waive any violation of this code by directors or executive officers.

Additionally, the Corporation has adopted a Related Party Transaction Policy that sets forth the process by which the Audit Committee will review certain related party transactions between the Corporation and its executive officers, directors, and greater than five percent beneficial owners, and their immediate family members, and the Corporation.

The Corporation’s By-laws provide that no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose, if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board, a committee thereof, or the stockholders.

Certain members of the Corporation’s Board of Directors serve on the board of directors for one of our suppliers, PGT Innovations, Inc. The Corporation purchases building materials from PGT Innovations, Inc. in the ordinary course of business and on terms no less favorable to us than we could obtain from unaffiliated third parties. Activity associated with those transactions was not significant in 2019 nor to date in 2020. We will most likely continue such purchases in the foreseeable future.

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SECURITIES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

SECURITIES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership, as of April 15, 2020, of our Common Stock by (i) each person known to us (based upon their Schedule 13D and 13G filings with the SEC) to hold greater than 5% of the total number of outstanding shares and (ii) each current director or named executive officer and all the current directors (including director nominees) and executive officers as a group. The number of shares beneficially owned by each person or group as of April 15, 2020 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 15, 2020, including upon the exercise of options and conversion of restricted stock units. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he or she has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage Ownership of Shares Beneficially Owned(3)
The Vanguard Group, Inc.(4)	12,482,341	10.7%
BlackRock, Inc.(5)	9,280,932	8.0%
Conifer Management, L.L.C.(6)	6,819,640	5.9%
Paul S. Levy(7)(8)	1,142,226	*
Daniel Agroskin(7)(8)	22,493	*
David A. Barr(8)	94,426	*
Cleveland A. Christophe(8)	25,739	*
Janice L. Davis(9)	5,441	*
W. Bradley Hayes(10)	3,833	*
Brett N. Milgrim(8)	56,147	*
Craig A. Steinke(8)	102,644	*
Floyd F. Sherman(8)	193,674	*
M. Chad Crow	156,060	*
Peter M. Jackson	28,417	*
David E. Rush(11)	50,407	*
Scott L. Robins	27,867	*
Donald F. McAleenan	140,646	*
Directors, Director Nominees, and Executive Officers as a group (14 persons)	2,050,020	1.8%

*	Percentage does not exceed one percent of the total outstanding class.
1.	Unless otherwise indicated, the business address of each person named in the table is Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201.
2.

The number of shares beneficially owned by each person or group as of April 15, 2020 includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 15, 2020, including upon the exercise of stock options and conversion of restricted stock units.

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SECURITIES OWNED BY DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

3.

For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of 116,555,349 shares of Common Stock outstanding on April 15, 2020 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of April 15, 2020, including upon the exercise of options and conversion of restricted stock units.

4.

The Vanguard Group, Inc., a Pennsylvania corporation, reported sole voting power over 233,337 shares of Common Stock, shared voting power over 28,590 shares of Common Stock, sole dispositive power over 12,236,656 shares of Common Stock, and shared dispositive power over 245,685 shares of Common Stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., was reported as the beneficial owner of 217,095 shares of Common Stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., was reported as the beneficial owner of 44,832 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings. The information in the foregoing table and in this footnote is based on the Schedule 13G filed by The Vanguard Group, as last amended by Amendment No. 3 on February 12, 2020. The business address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

5.

BlackRock, Inc., a Delaware corporation, reported sole voting power over 8,917,805 shares of Common Stock and sole dispositive power over 9,280,932 shares of Common Stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. No one person’s interest in the Common Stock is more than five percent of the total outstanding Common Stock. BlackRock Life Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Japan Co., Ltd., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (UK) Limited, and BlackRock Investment Management, LLC are subsidiaries of BlackRock, Inc. that acquired the Common Stock, none of which reported individually owning more than five percent of the outstanding Common Stock. The information in the foregoing table and in this footnote is based on the Schedule 13G filed by BlackRock, Inc., as last amended by Amendment No. 3 on February 5, 2020. The business address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

6.

Conifer Management, L.L.C., a Delaware limited liability company, reported sole voting and dispositive power over 6,819,640 shares of Common Stock. The information in the foregoing table and in this footnote is based on the Schedule 13G filed by Conifer Management, L.L.C. on February 14, 2020. The business address for Conifer Management, L.L.C. is 9 West 57th Street, Suite 5000, New York, New York 10019-2701.

7.	The business address for Messrs. Levy and Agroskin is 245 Park Avenue, Suite 1601, New York, New York 10167.
8.

Includes 6,748 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.

9.

Includes 5,441 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.

10.

Includes 3,833 shares of Common Stock issuable upon conversion of restricted stock units that vest on the earlier of the first anniversary of the grant date or upon the director’s cessation of service due to death, disability, or retirement.

11.	Includes 19,108 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 15, 2020 under the 2007 Incentive Plan.

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DELINQUENT SECTION 16(a) REPORTS

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Corporation’s directors and executive officers, and certain persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other security interests of the Corporation.

Based solely on a review of Forms 3, 4, and 5 and any amendments thereto filed with the SEC, or written representations that no Form 5s were required, all Section 16(a) filing requirements during the fiscal year ended December 31, 2019 were timely complied with, as applicable to its directors, executive officers, and greater than ten percent owners during 2019 with the exception of the late filing of (i) one Form 4 to report a sale of shares by David E. Rush and (ii) one Form 4 to report a grant of restricted stock units to Paul S. Levy.

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Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding securities authorized for issuance under the Corporation’s equity compensation plans as of December 31, 2019.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,859,560(1)	$ 7.68(2)	3,790,213(3)
Equity compensation plans not approved by security holders	83,350(4)	$ 3.15	—
Total	2,942,910	$ 6.81(2)	3,790,213

1.

Includes (i) 350,710 shares to be issued upon exercise of options granted under the Builders FirstSource, Inc. 2005 Equity Incentive Plan, the Builders FirstSource, Inc. 2007 Incentive Plan, and the Builders FirstSource, Inc. 2014 Incentive Plan and (ii) 2,508,850 shares to be issued upon the full vesting of restricted stock units granted under the 2007 Incentive Plan and the 2014 Incentive Plan. The 2005 Equity Incentive Plan was approved by the Corporation’s stockholders in June 2005. The Corporation’s stockholders approved the 2007 Incentive Plan in May 2007 and reapproved the plan in January 2010. The 2014 Incentive Plan was approved by the Corporation’s stockholders in May 2014 and reapproved by the Corporation’s stockholders in May 2016. The 2005 Equity Incentive Plan expired in June 2015 and the 2007 Incentive Plan expired in May 2017, but such expirations will not adversely affect any awards issued under either plan prior to its expiration. It is assumed that the maximum number of shares will be issued on payout for RSUs that contain variable payout provisions. If it is assumed that shares will be issued at the target vesting amount for outstanding RSUs with variable payout provisions, an additional 432,758 shares would be included in the shares available for future issuance under the 2014 Incentive Plan.

2.	Restricted stock units are excluded from the calculation of weighted average exercise price.
3.

Includes 3,790,213 securities available for future awards pursuant to the 2014 Incentive Plan, which was approved by the Corporation’s stockholders in May 2014 and reapproved in May 2016. Under our 2014 Incentive Plan, the Corporation is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock shares, restricted stock units, other common stock-based awards, and cash-based awards. The maximum number of shares of Common Stock initially reserved for awards (including future grants, currently outstanding awards, and previously exercised awards) under the 2014 Incentive Plan is 8,500,000, subject to adjustment as provided by the plan. All 8,500,000 shares under the 2014 Incentive Plan may be made subject to options, SARs, or stock-based awards. Stock options and SARs granted under the 2014 Incentive Plan may not have a term exceeding 10 years from the date of grant. In the event of a non-reciprocal transaction between us and our stockholders that causes the per-share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2014 Incentive Plan will be adjusted proportionately and the Compensation Committee shall make such adjustments to the 2014 Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our Common Stock into a lesser number of shares, the authorization limits and annual award limits under the 2014 Incentive Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

4.

Includes securities to be issued upon exercise of options under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, as amended. No grants were made under this plan after the Corporation’s initial public offering in June 2005. No further grants will be made under this plan.

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Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Corporation’s independent registered public accounting firm (the “auditors”) for the year ending December 31, 2020. As a matter of good corporate governance, the stockholders will be requested to ratify the Audit Committee’s selection at the annual meeting. Representatives of PwC will be present at the annual meeting, have the opportunity to make a statement if they desire to do so, and be available to answer appropriate questions.

If the stockholders do not ratify the appointment of PwC, the selection of auditors will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Corporation and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by PwC for fiscal years 2019 and 2018.

	2019	2018
Audit fees(1)	$3,045,000	$3,193,000
Audit-related fees(2)	211,210	70,000
Tax fees(3)	183,805	427,300
All other fees(4)	140,000	2,819
Total PwC fees	$3,580,015	$3,693,119

1.

Audit fees of PwC for 2019 and 2018 consisted of the audit and quarterly reviews of the consolidated financial statements of the Corporation, the audit of the effectiveness of management’s internal control over financial reporting, and the review of filings made with the SEC.

2.	Audit-related fees of PwC for 2019 and 2018 include fees related to the preparation of comfort letters.
3.

Tax fees include assistance with the preparation of tax returns of certain of the Corporation’s subsidiaries and assistance with audits, as well as tax planning and advising management as to the tax implications of certain transactions undertaken by the Corporation.

4.	All other fees relate to certain other advisory services provided to the Corporation by PwC.

The Audit Committee determined that the provision of services related to audit services, audit-related services, tax compliance, advisory services, and other services is compatible with maintaining the independence of PwC. PwC did not render professional services relating to financial information systems design and implementation for the fiscal years ended December 31, 2018 or 2019.

The Audit Committee has the sole and direct authority to engage, appoint, and replace our auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of PwC to perform audit or permissible non-audit services on behalf of the Corporation or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before PwC is engaged to provide those services. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Corporation’s auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated

54    Builders FirstSource, Inc.  |  2020 Proxy Statement

Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

thereunder, all permitted non-audit engagements and relationships between the Corporation and such auditors

(which approval should be made after receiving input from the Corporation’s management, if desired). Approval of audit and permitted non-audit services will be made by the Audit Committee as set forth in the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, the Audit Committee may delegate either specific or general pre-approval authority to one or more of its members. The Pre-Approval Policy delegates specific pre-approval authority to its chair for services subject to the policy, provided that the estimated fees for any such proposed pre-approved services do not exceed $500,000 in the aggregate and the services are not specifically prohibited by the Pre-Approval Policy. The Chair of the Audit Committee must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Under the Pre-Approval Policy, the Audit Committee must specifically pre-approve a service unless the type of service has received general pre-approval. The Audit Committee annually reviews and generally pre-approves the services that may be provided by the independent auditor during the following calendar year without obtaining specific pre-approval from the Audit Committee. The Corporation’s Chief Financial Officer, in consultation with the Chair of the Audit Committee, will determine whether services are eligible for general pre-approval. The Pre-Approval Policy sets out certain audit, audit-related, and tax services that have the general pre-approval of the Audit Committee for an amount not to exceed $500,000. The Audit Committee may specifically pre-approve any services in these categories that exceed the permitted general pre-approval amount.

As a result, the Audit Committee or its designee approved 100% of all services performed by PwC on behalf of the Corporation and its subsidiaries in 2019.

Builders FirstSource, Inc.  |  2020 Proxy Statement    55

Stockholder Proposals

STOCKHOLDER PROPOSALS

Pursuant to SEC Rule 14a-8, to be considered for inclusion in the Corporation’s Proxy Statement for the 2021 annual meeting, any stockholder proposal submitted must be received by the Corporate Secretary not later than January 7, 2021. In addition, subject to SEC Rule 14a-8, our By-laws provide that no business may be brought by a stockholder before an annual meeting of stockholders unless the stockholder (i) is a stockholder of record on the date of the notice of meeting (or any supplement thereto) provided by or at the direction of the Board of Directors (or any duly authorized committee thereof) and is entitled to notice of and to vote at such annual meeting as of such record date, (ii) has delivered to the Corporate Secretary within the time limits described in the By-laws a written notice containing the information specified in the By-laws, and (iii) such notice is in the proper form as set forth in Article II, Section 5 of the By-laws. Accordingly, in order for a stockholder’s proposal (other than one included in the Proxy Statement pursuant to SEC Rule 14a-8) to be considered timely and to be brought during the 2021 annual meeting pursuant to the Corporation’s By-laws, the required written notice must be received by the Corporate Secretary on or after February 17, 2021, but no later than March 19, 2021. A copy of the By-laws may be obtained on the Governance section of our website at www.bldr.com or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite  1600, Dallas, Texas 75201.

REDUCE PRINTING AND MAILING COSTS

To reduce the expenses of delivering duplicate Notices and proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one Notice or set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and received only one Notice or set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Legal Department at (214) 880-3500, by e-mail at inforequest@bldr.com, or by written request to the Corporate Secretary, Builders FirstSource, Inc., 2001 Bryan Street, Suite 1600, Dallas, Texas 75201. For future annual meetings, you may request a separate Notice or set of proxy materials, or request that we send only one Notice or set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. This Notice of Annual Meeting and Proxy Statement and our 2019 Annual Report on Form 10-K are available on our website at www.bldr.com. Instead of receiving future copies of our proxy materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site.

Stockholders of Record. If you vote on the internet at www.proxypush/BLDR.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

56    Builders FirstSource, Inc.  |  2020 Proxy Statement

Other Matters

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth in the Notice, on the proxy card, and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Donald F. McAleenan

Corporate Secretary

April 28, 2020

Builders FirstSource, Inc. and the Builders FirstSource logo are trademarks or service marks of an affiliate of

Builders FirstSource, Inc. © 2020 Builders FirstSource, Inc. All rights reserved.

Builders FirstSource, Inc.  |  2020 Proxy Statement    57

ANNUAL MEETING OF BUILDERS FIRSTSOURCE, INC. Annual Meeting of Builders FirstSource, Inc. Date: Wednesday, June 17, 2020 to be held on Wednesday, June 17, 2020 Time: 9:00 A.M. (Central Daylight Time) for Holders as of April 24, 2020 Place: 2001 Br yan Street, Suite 1600, Dallas, Texas 75201 See Voting Instruction on Reverse Side. This proxy is being solicited on behalf of the Board of Directors VOTE BY: Please make your marks like this: Use dark black pencil or pen only INTERNET TELEPHONE Call The Board of Directors recommends a vote FOR the election of the Go To 866-490-6854 director nominees in proposal 1 and FOR proposals 2 and 3. www.proxypush.com/BLDR • Use any touch-tone telephone. • Cast your vote online. OR Directors • Have your Proxy Card/V oting Instruction Form ready. 1: Election of Directors Recommend • View meeting documents. For Withhold • Follow the simple recorded instructions. MAIL 01 Paul S. Levy For For 02 Cleveland A. Christophe • Mark, sign and date your Proxy Card/V oting Instruction Form. OR • Detach your Proxy Card/V oting Instruction Form. 03 Craig A. Steinke For • Return your Proxy Card/V oting Instruction Form in the For Against Abstain postage-paid envelope provided. 2: Advisory vote on the compensation of the For The undersigned hereby appoints Donald F. McAleenan and Peter M. Jackson, and each of them, as the true and named executive officers. lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Builders FirstSource, Inc. that the undersigned is entitled to vote at said 3: Ratification of the appointment of For meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly PricewaterhouseCoopers LLP as our brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys independent registered public accounting to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy firm for the year 2020. heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. All votes must be received by 8:00 A.M., Eastern Daylight Time, June 17, 2020. PROXY TABULATOR FOR BUILDERS FIRSTSOURCE, INC. To attend the meeting and vote your shares P.O. BOX 8016 in person, please mark this box. CARY, NC 27512-9903 Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. *As part of the precautions taken by Builders FirstSource, Inc. (the “Company”) regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the investor relations page of the Company’s website (https://investors.bldr.com). Please separate carefully at the perforation and return just this portion in the envelope provided.ANNUAL MEETING OF BUILDERS FIRSTSOURCE, INC. Annual Meeting of Builders FirstSource, Inc. Date: Wednesday, June 17, 2020 to be held on Wednesday, June 17, 2020 Time: 9:00 A.M. (Central Daylight Time) for Holders as of April 24, 2020 Place: 2001 Br yan Street, Suite 1600, Dallas, Texas 75201 See Voting Instruction on Reverse Side. This proxy is being solicited on behalf of the Board of Directors VOTE BY: Please make your marks like this: Use dark black pencil or pen only INTERNET TELEPHONE Call The Board of Directors recommends a vote FOR the election of the Go To 866-490-6854 director nominees in proposal 1 and FOR proposals 2 and 3. www.proxypush.com/BLDR • Use any touch-tone telephone. • Cast your vote online. OR Directors • Have your Proxy Card/V oting Instruction Form ready. 1: Election of Directors Recommend • View meeting documents. For Withhold • Follow the simple recorded instructions. MAIL 01 Paul S. Levy For For 02 Cleveland A. Christophe • Mark, sign and date your Proxy Card/V oting Instruction Form. OR • Detach your Proxy Card/V oting Instruction Form. 03 Craig A. Steinke For • Return your Proxy Card/V oting Instruction Form in the For Against Abstain postage-paid envelope provided. 2: Advisory vote on the compensation of the For The undersigned hereby appoints Donald F. McAleenan and Peter M. Jackson, and each of them, as the true and named executive officers. lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Builders FirstSource, Inc. that the undersigned is entitled to vote at said 3: Ratification of the appointment of For meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly PricewaterhouseCoopers LLP as our brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys independent registered public accounting to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy firm for the year 2020. heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. All votes must be received by 8:00 A.M., Eastern Daylight Time, June 17, 2020. PROXY TABULATOR FOR BUILDERS FIRSTSOURCE, INC. To attend the meeting and vote your shares P.O. BOX 8016 in person, please mark this box. CARY, NC 27512-9903 Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. *As part of the precautions taken by Builders FirstSource, Inc. (the “Company”) regarding the coronavirus or COVID-19, the Company is planning for the possibility that the Annual Meeting may be held by means of remote communication only (i.e., a virtual meeting). If the Company takes this step, or if the time, date or place of the Annual Meeting will be changing, the Company will announce the decision to do so in advance, and details on how to participate will be available on the investor relations page of the Company’s website (https://investors.bldr.com). Please separate carefully at the perforation and return just this portion in the envelope provided.

Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — Builders FirstSource, Inc. Annual Meeting of Stockholders June 17, 2020 9:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Donald F. McAleenan and Peter M. Jackson, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Builders FirstSource, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, June 17, 2020, at 9:00 a.m. at the offices of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)Please separate carefully at the perforation and return just this portion in the envelope provided. Revocable Proxy — Builders FirstSource, Inc. Annual Meeting of Stockholders June 17, 2020 9:00 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Donald F. McAleenan and Peter M. Jackson, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Builders FirstSource, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, June 17, 2020, at 9:00 a.m. at the offices of Builders FirstSource, Inc. at 2001 Bryan Street, Suite 1600, Dallas, Texas 75201, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)